      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 1996

                                                       REGISTRATION NO. 333-2430
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           ZOMAX OPTICAL MEDIA, INC.
             (Exact name of registrant as specified in its charter)

            MINNESOTA                              3652                             41-1833089
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)            Identification Number)

                           ZOMAX OPTICAL MEDIA, INC.
                                5353 NATHAN LANE
                           PLYMOUTH, MINNESOTA 55442
                                 (612) 553-9300
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------

            JAMES T. ANDERSON, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           ZOMAX OPTICAL MEDIA, INC.
                                5353 NATHAN LANE
                           PLYMOUTH, MINNESOTA 55442
                                 (612) 553-9300
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

         THOMAS R. KING, Esq.                    AVRON L. GORDON, Esq.
        MELODIE R. ROSE, Esq.                   BRETT D. ANDERSON, Esq.
       Fredrikson & Byron, P.A.              Briggs & Morgan, Professional
 900 Second Avenue South, Suite 1100                  Association
     Minneapolis, Minnesota 55402                   2400 IDS Center
            (612) 347-7000                    Minneapolis, Minnesota 55402
                                                     (612) 334-8400

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If any of the securities being registered on this form to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: /X/
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVENESS UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    Two forms of Prospectus are included in this Registration Statement. The first Prospectus (the "Public Offering Prospectus") will be used in connection with an underwritten offering of an aggregate of 1,400,000 shares of Common Stock of Zomax Optical Media, Inc. ("Zomax" or the "Company"). The second Prospectus (the "Reorganization Prospectus") will be used in connection with the issuance by the Company of 2,800,000 shares of its Common Stock in exchange for the assets and liabilities of Zomax Optical Media Limited Partnership (the "Partnership") and the issuance by the Company of 1,100,000 shares of its Common Stock to the shareholders of ZOMI Corp., the general partner of the Partnership, in exchange for all of the outstanding shares of ZOMI Corp. (the "Reorganization"). The Public Offering Prospectus and the Reorganization Prospectus are identical except that the additional cover page included herein and labeled "Additional Cover Page" and the additional section relating solely to the Reorganization included herein and labeled "Additional pages to be inserted in the Reorganization Prospectus for the partners" shall be attached to the Reorganization Prospectus. The Reorganization Prospectus will be distributed to the partners of the Partnership and the shareholders of ZOMI Corp. before such persons approve the Reorganization. A meeting of the partners of the Partnership is scheduled to be held Friday, April 26, 1996 at the Partnership's offices at 9:00 a.m. (Central time). At the meeting, the partners will be asked to approve the Reorganization, subject to completion of the offering to the public of 1,400,000 shares of Common Stock, as well as the termination, dissolution and liquidation of the Partnership. It is anticipated that the shareholders of ZOMI Corp. will also vote on the approval of the Reorganization on April 26, 1996. If the requisite approvals are not received, the Reorganization will not occur nor will the proposed public offering and the Partnership will continue to operate as it is currently.

                           ZOMAX OPTICAL MEDIA, INC.

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                     SHOWING LOCATION IN THE PROSPECTUS OF
                  INFORMATION REQUIRED BY ITEMS 1 THROUGH 12,
                              PART I, OF FORM S-1

ITEM NUMBER AND CAPTION                                                           LOCATION OR CAPTION IN PROSPECTUS
- ------------------------------------------------------------------------  --------------------------------------------------
1.         Forepart of the Registration Statement and Outside Front
            Cover Page of Prospectus....................................  Outside Front Cover Page
2.         Inside Front and Outside Back Cover Pages of Prospectus......  Inside Front and Outside Back Cover Pages
3.         Summary Information, Risk Factors and Ratio of Earnings to
            Fixed Charges...............................................  Prospectus Summary; Risk Factors
4.         Use of Proceeds..............................................  Use of Proceeds
5.         Determination of Offering Price..............................  Outside Front Cover Page; Underwriting
6.         Dilution.....................................................  Dilution
7.         Selling Security Holders.....................................  *
8.         Plan of Distribution.........................................  Outside Front Cover Page; Underwriting
9.         Description of Securities to be Registered...................  Outside Front Cover Page; Prospectus Summary
10.        Interests of Named Experts and Counsel.......................  *
11.        Information with Respect to the Registrant...................  Prospectus Summary; Dilution; Dividend Policy;
                                                                           Capitalization
           (a)        Item 101 of Regulation S-K........................  Prospectus Summary; Business
           (b)        Item 102 of Regulation S-K........................  Business; Certain Transactions
           (c)        Item 103 of Regulation S-K........................  Business
           (d)        Item 201 of Regulation S-K........................  Risk Factors; Dividend Policy; Underwriting;
                                                                           Description of Securities
           (e)        Financial Statements..............................  Financial Statements
           (f)        Item 301 of Regulation S-K........................  Selected Financial Data
           (g)        Item 302 of Regulation S-K........................  *
           (h)        Item 303 of Regulation S-K........................  Management's Discussion and Analysis of Financial
                                                                           Condition and Results of Operations
           (i)        Item 304 of Regulation S-K........................  Experts
           (j)        Item 401 of Regulation S-K........................  Management
           (k)        Item 402 of Regulation S-K........................  Management
           (l)        Item 403 of Regulation S-K........................  Principal Shareholders; Certain Transactions
           (m)        Item 404 of Regulation S-K........................  Prospectus Summary; Certain Transactions
12.        Disclosure of Commission Position on Indemnification for
            Securities Act Liabilities..................................  *

- ---------------------
* Not applicable or answer negative.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 7, 1996


PROSPECTUS

                        1,400,000 SHARES OF COMMON STOCK

                                     [LOGO]

    All of the 1,400,000 shares of Common Stock (the "Shares") offered hereby (the "Offering") are being sold by Zomax Optical Media, Inc. ("Zomax" or the "Company"). Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $6.50 and $7.00 per Share. See "Underwriting" for the factors considered in determining the initial public offering price. The Company's Common Stock has been approved for designation as a Nasdaq National Market security under the symbol "ZOMX" pending completion of this Offering.
                             ---------------------

 THE COMMON STOCK OFFERED BY THIS PROSPECTUS IS SPECULATIVE AND INVOLVES A HIGH
    DEGREE OF RISK AND DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 6 AND
                                  "DILUTION."
                             ---------------------
       THESE SECURITIES  HAVE NOT  BEEN APPROVED  OR DISAPPROVED  BY  THE
       SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION  OR
           ANY  STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE  SENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                                        PRICE TO         UNDERWRITING        PROCEEDS TO
                                         PUBLIC           DISCOUNT(1)        COMPANY(2)
   Per Share......................          $                  $                  $
    Total(3)......................          $                  $                  $

(1) The Company has agreed to pay R. J. Steichen & Company, as representative of the several Underwriters (the "Representative"), a nonaccountable expense allowance in an amount equal to 2.0% of the gross proceeds of this Offering. The Company has also agreed to sell to the Representative, for a nominal purchase price, a five-year warrant to purchase up to 140,000 shares of the Common Stock, exercisable at 120% of the Price to Public. In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $460,000 (including the Representative's nonaccountable expense allowance referenced in note 1 above). See "Underwriting."

(3) The Company has granted the Underwriters a 45-day option to purchase up to 210,000 additional shares of Common Stock solely to cover overallotments, if any. If such option is exercised in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will  be $       , $       and
    $      , respectively. See "Underwriting."

    The Shares are being offered by the several Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain other conditions. It is expected that delivery of the Shares will be made on or about
        , 1996 in Minneapolis, Minnesota.

                                     [LOGO]

                 The date of this Prospectus is         , 1996.

   [Photograph of the injection        [Photograph of an example of
      molding portion of the        robotics used in the manufacturing
      manufacturing process]                     process]
           AUTOMATED CD                   ROBOTIC MANUFACTURING
        INJECTION MOLDING                       TECHNOLOGY
 [Photograph of some custom inks     [Photograph of the six-color CD
        and color samples]                  printing machine]
    CUSTOM INKS MIXED ON-SITE
      TO MATCH ANY PMS COLOR              SIX COLOR CD PRINTING
                                    [Photograph of examples of CD and
[Photograph of hand holding a CD]           cassette packages]
     100% INSPECTION PROVIDES               COMPLETE PACKAGING
        CONSISTENT QUALITY                   DESIGN SERVICES



    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND PRO FORMA FINANCIAL STATEMENTS OF THE COMPANY AND ITS PREDECESSOR AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION HEREIN ASSUMES (I) NO EXERCISE OF THE UNDERWRITERS' OVERALLOTMENT OPTION (210,000 SHARES), THE REPRESENTATIVE'S WARRANT (140,000 SHARES) OR THE OPTIONS TO BE OUTSTANDING UPON THE COMPLETION OF THIS OFFERING (345,000 SHARES) AND (II) THE COMPLETION OF THE REORGANIZATION ASSUMING A $6.75 PER SHARE PRICE TO PUBLIC. REFERENCES HEREIN TO THE "COMPANY" OR TO "ZOMAX" INCLUDE ITS PREDECESSOR UNLESS OTHERWISE INDICATED. SEE "PROSPECTUS SUMMARY -- THE REORGANIZATION," "DESCRIPTION OF SECURITIES" AND "UNDERWRITING."

                                  THE COMPANY

    Zomax Optical Media, Inc. ("Zomax" or the "Company") is a full-service, turnkey provider of high quality compact discs ("CDs"), cassettes, diskettes as well as a full complement of related services. Zomax services the multimedia needs of a wide variety of customers, including software publishers, computer manufacturers, recording studios, book publishers, marketing groups, data base suppliers and other producers of multimedia products for retail distribution. In addition to manufacturing CDs, cassettes and diskettes, the Company offers customers a "one-stop shop" with a full range of related services such as packaging design, graphics design, printing, packaging, warehousing and shipping services. Zomax's marketing strategy is to focus on offering "one-stop shopping" to a niche of various media markets, such as multimedia software publishers and independent record labels, that may require flexibility, fast turn-around time and the extra personal services the Company offers. Its marketing strategy also includes cross-marketing to customers who may require other multimedia products manufactured by the Company. For example, software publishers often need diskettes as well as CD-ROM units and independent record labels frequently require cassettes as well as CD-Audio units.

    Originally introduced in 1982, CD technology is becoming the medium of choice for the portable storage of digital information. CD technology is the dominant format in the music market ("CD-Audio") and is becoming a leading technology in the data storage and retrieval markets ("CD-ROM"). Industry sources estimated that 1995 sales in the U.S. consisted of approximately 928 million CDs (CD-ROM and CD-Audio units) and approximately 345 million audio cassettes. Industry sources estimated that 1994 sales in the U.S. consisted of approximately one billion diskettes. In 1995, the Company sold approximately 10 million CDs (primarily CD-ROM), 3.5 million audio cassettes and began diskette manufacturing. The Company intends to use proceeds of this Offering to increase its manufacturing capability and capacity and marketing efforts to reach a broader portion of the market.

    In addition to providing its multimedia customers with a broad range of high-speed CD, cassette and diskette manufacturing services, the Company also provides pre-mastering, cassette mastering, high-speed replicating, printing, packaging, warehousing and shipping services. With a portion of the Offering proceeds, the Company intends to acquire CD mastering equipment, which will enable the Company to more efficiently offer a complete package of services to its CD customers. The Company can offer production runs of as few as 500 units or as many as one million or more units. With this flexibility, the Company has broadened its market position with independent record labels and CD-ROM customers with a complete "one-stop shopping" environment. The Company also offers its customers a wide variety of services such as custom packaging configurations which enable them to design their finished products to facilitate an effective retail marketing presentation. Zomax's customer service department works closely with its customers to ensure their needs are being met. Print material can be stored for customers to facilitate timely and cost effective reordering. Zomax also provides complete CD-ROM services to customers, ranging from technical and business consultation on the use of data and applications through the conversion of raw data to the replication of information on disc. Other services offered by the Company include regular CD-ROM updates, data conversion and indexing, authoring, pre-mastering and data verification.

    The Company was incorporated in Minnesota on February 22, 1996 as the successor to the business of Zomax Optical Media Limited Partnership, a Minnesota limited partnership (the "Partnership"). The Company's executive offices are located at 5353 Nathan Lane, Plymouth, Minnesota 55442 and its telephone number is (612) 553-9300. See "Prospectus Summary -- The Reorganization."

                                  THE OFFERING

COMMON STOCK OFFERED.........................  1,400,000 Shares
COMMON STOCK OUTSTANDING AFTER
 THIS OFFERING...............................  4,200,000 shares
USE OF PROCEEDS..............................  Purchase   of  mastering,  manufacturing  and
                                                packaging equipment and working capital  and
                                                general  corporate  purposes.  See  "Use  of
                                                Proceeds."
NASDAQ NATIONAL MARKET SYMBOL................  ZOMX

                               THE REORGANIZATION

    Simultaneously with the closing of this Offering of 1,400,000 Shares of Common Stock, the Company will issue to the Partnership an aggregate of 2,800,000 shares of Common Stock of the Company in exchange for the assets and liabilities of the Partnership (the "Reorganization"). As part of the
Reorganization, the Partnership will terminate, liquidate and dissolve and distribute the 2,800,000 shares to its partners pursuant to the terms of the Amended Partnership Agreement. The Reorganization also involves the issuance by the Company of up to 1,100,000 shares of its Common Stock to the shareholders of the Partnership's General Partner, ZOMI Corp. (the "General Partner"), in exchange for the shareholders' shares of the General Partner's common stock. Following this exchange, the General Partner will be a wholly-owned subsidiary of the Company. As part of the liquidation of the Partnership, the General Partner will receive a number of shares of the Company's Common Stock equal to the number of shares of the Company's Common Stock issued to the shareholders of the General Partner as part of their exchange with the Company. The shares issued to the General Partner will be cancelled as part of the merger of the General Partner into the Company, which merger is expected to occur immediately following the Reorganization, leaving 2,800,000 shares outstanding prior to this Offering. The effect of these transactions is to convert the Partnership to a C corporation and convert the partners' relative interests in the Partnership to a proportional common share interest in the Company. All of the information set forth in this Prospectus assumes that the transactions contemplated by the Reorganization have been completed.

                             SUMMARY FINANCIAL DATA

    The following table sets forth summary financial data for the periods indicated for the Partnership, the predecessor of the Company, for the periods indicated. This information should be read in conjunction with the Unaudited Pro Forma Financial Statements and the Financial Statements and related Notes appearing elsewhere herein and "Management's Discussion and Analysis of Results of Operations and Financial Condition." The summary financial data have been derived from the Partnership's financial statements which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere herein. Pursuant to the Reorganization, the Partnership will transfer its assets and liabilities to the Company in exchange for 2,800,000 shares of Common Stock of the Company. The transfer will be accounted for at historical cost with no change in the book and tax bases of the assets contributed and liabilities and debts assumed, except for tax effects resulting from converting from a partnership to a corporation.

                                                             PERIOD FROM INCEPTION      YEAR ENDED DECEMBER 31,
                                                            (AUGUST 6, 1993) THROUGH  ---------------------------
                                                               DECEMBER 31, 1993          1994          1995
                                                            ------------------------  ------------  -------------
STATEMENT OF OPERATIONS DATA:
  Sales...................................................        $  2,794,180        $  9,842,095  $  13,217,539
  Gross profit............................................             297,738           2,339,523      3,180,548
  Selling, general and administrative expense.............             318,465           1,254,040      2,053,443
  Operating income (loss).................................             (20,727)          1,085,483      1,127,105
  Net income (loss).......................................             (56,068)            885,011        879,974
PRO FORMA STATEMENT OF OPERATIONS DATA(1):
  Pro forma net income (loss)(1)..........................             (35,068)            545,011        539,974
  Pro forma weighted average number of common shares
   outstanding(2).........................................                                              2,870,831
  Pro forma net income (loss) per share(2)................                                              $.19

                                                                                        DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1993          1994          1995
                                                                          ------------  ------------  ------------
BALANCE SHEET DATA:
  Working capital.......................................................  $    375,312  $    420,268  $  1,019,496
  Total assets..........................................................     2,639,556     5,958,279     9,904,406
  Notes payable, less current portion...................................     1,167,604     2,152,923     2,589,218
  Total partners' capital...............................................       930,637     1,634,632     3,489,257

ESTIMATED FIRST QUARTER 1996 RESULTS

    The Partnership's financial statements for the three months ended March 31, 1996 are not yet finalized; however, based on preliminary financial information, the Partnership expects to report sales of approximately $3,768,000 for the period, representing an increase of 58.5% over sales of $2,378,000 for the first quarter ended March 31, 1995. The Partnership expects to report net income of approximately $310,000 for the three months ended March 31, 1996, representing an increase of 74.2% over net income of $178,000 for the first quarter of 1995.
- ---------------------------
(1) The pro forma statement of operations data reflect the effects on the historical statement of operations data of the Partnership for each of the periods presented as if the Partnership had been treated as a taxable entity for income tax purposes (assuming a 39% effective tax rate). See "Unaudited Pro Forma Financial Statements."

(2)  Pro  forma net  income (loss) per  share is  based on pro  forma net income
     (loss) and the pro forma weighted average number of shares of Common Stock expected to be issued to current partners in the Reorganization. Pro forma net income (loss) per common share is not necessarily indicative of what actual net income (loss) per common share would have been if the Reorganization had occurred on the basis assumed. See "Unaudited Pro Forma Financial Statements."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY POTENTIAL PURCHASERS IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OF THE COMPANY.

DECLINING COMPACT DISC PRICES

    Over the past year, prices paid to CD manufacturers for CDs have declined due to increased competition. The Company has been able to maintain profitability by offsetting these declining prices through increases in sales volume and improvements in manufacturing efficiencies but may not be able to do so in the future. It is expected that the entry of new manufacturers into the market will continue, and there can be no assurance that the market for CDs will continue to grow at all or at the same rate. As a result, the prices paid to CD manufacturers may continue to decline. Further, there can be no assurance that the Company will be able to continue to reduce its costs or increase its volume to offset this continued decline in prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

    The CD manufacturing industry is highly competitive. CD-ROM and CD-Audio manufacturing is highly concentrated among the CD manufacturing affiliates of major international music companies, such as Sony Music Entertainment, Inc. ("Sony"), PolyGram Holdings, Inc. ("PolyGram"), Warner Music ("Warner"), BMG Music ("BMG") and EMI Music ("EMI"). Collectively, these CD manufacturers, together with the largest independent CD manufacturers, produced a majority of the 1994 world output of CD-ROM and CD-Audio. The remaining CD-ROM and CD-Audio world output is produced by many small and medium scale CD manufacturing operations. Many of these competitors are, and future potential competitors may be, larger and more established with greater financial and other resources than the Company. As a result, such competitors may be able to respond more quickly to market changes or to devote greater resources to the manufacture, promotion and sale of their products than can the Company. See "Business -- Industry" and "Business -- Competition."

TECHNOLOGICAL CHANGE

    The market for information distribution services incorporating CD technology is based upon a sophisticated technology and is subject to change as the technology is enhanced or new technology is developed, new applications are created and customer needs shift. There can be no assurance that the Company will be able to adapt to such technological changes. Further, there can be no assurance that over time CD technology will not be replaced by another form of information storage and retrieval technology, such as on-line information services. Failure by the Company to adapt to such technological changes in a timely manner could have a material adverse effect on its operations and profitability. See "Business -- Competition."

RISKS ASSOCIATED WITH ADDITION OF MASTERING OPERATIONS

    The Company anticipates using a portion of the proceeds from this Offering to expand its manufacturing operations to include the mastering process during which the master image of the CD is formed. Such change will require a significant expenditure of time, effort and capital by the Company. The Company's operations may be adversely affected until such time as the Company integrates the mastering process into its current manufacturing operations. There can be no assurance that the Company will be able to successfully and profitably achieve such integration. Although the Company believes that the addition of mastering equipment will reduce the Company's need to outsource its mastering operations and thus improve margins, there can be no assurance that the Company will be able to generate sufficient additional income to offset the expenditures incurred in connection with the purchase of the mastering equipment. Failure to successfully integrate the mastering process or to offset these additional expenditures could have a material adverse effect on the Company's results of operations. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Manufacturing."

DEPENDENCE ON NEW CD PRODUCTS AND APPLICATIONS

    The Company's future growth prospects are to a large degree dependent on the development by software and hardware developers of new products and applications that create additional demand for CDs. There can be no assurance that such developers will be successful in these efforts. Demand for such products and applications is dependent on, among other factors, the installed base of CD-ROM drives and CD-Video and other interactive disc players and the ability of developers to create products and applications for CDs that achieve market acceptance. See "Business -- Industry."

DEPENDENCE ON TECHNOLOGY LICENSES

    The Company manufactures CDs using patented technology primarily under nonexclusive licenses from U.S. Philips Corporation ("Philips") and Discovision Associates ("DVA"). These licenses generally provide for the payment of royalties based upon the number, type and size of CDs sold. The Company's license from Philips expires in 2006 and the license from DVA continues until the expiration of the last DVA patent covered by the license, which is currently in 2010. Termination of a license to use the patented technology in the manufacture of CDs or successful litigation for infringement by the holders of other patents could have a material adverse effect on the Company's results of operations. In July 1995, the Company received a notice from Thomson Multimedia S.A. ("Thomson"), a French company which claims it has rights to certain U.S. patented CD technology that it alleges is being used by the Company and others in the industry. If it were determined that Thomson does have some rights to U.S. patented CD technology, the Company may be required to enter into a license with Thomson, which license has been offered by Thomson under terms similar to those of the licenses to which the Company is a party with Philips and DVA. The Company believes that entering into a license with Thomson will not materially adversely affect the Company's financial position and results of operations. If the Company is unsuccessful in negotiating a license with Thomson and if the Company is found to have infringed Thomson's patents, the Company may have to pay damages to Thomson. There can be no assurance that the Company will obtain a license with Thomson at all or on terms acceptable to the Company. Although the Company expects to obtain licenses from the owners of CD-Video technology to manufacture CD-Video discs pursuant to the recently agreed upon CD-Video format, no assurances can be made that such licenses will be obtained and the Company cannot predict the amount of the royalty that will be payable under any such license. See "Business -- Proprietary Rights."

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends to a significant degree upon the continued contributions of its key management, operations, sales and marketing personnel including James T. Anderson, President and Chief Executive Officer, Stephan P. Jones, Chief Financial Officer, Michelle S. Bedard, Executive Vice President, Joseph Rehak, Vice President of Operations, and George F. Esbensen, Vice President of Sales -- Software Manufacturing Group. The Company does not have employment agreements with its key personnel, other than with Mr. Anderson. The Company does not maintain key person life insurance policies other than a policy on Mr. Anderson. The Company believes that its future success will also depend in large part on its ability to attract and retain highly skilled managerial, engineering, operations and marketing personnel, who are in great demand. Failure to attract and retain key personnel could have a material adverse effect on the Company's results of operations. See "Management."

DEPENDENCE ON KEY CUSTOMERS

    A substantial portion of the Company's revenues in 1994 and 1995 were from sales to two key customers. Sales to Metacom, Inc. ("Metacom"), a company owned by the Company's Chairman, Phillip T. Levin, accounted for 43.7% and 19.1% of the Company's revenues in 1994 and 1995, respectively. Sales to Gateway 2000 ("Gateway"), a distributor of Microsoft-Registered Trademark- products, accounted for 16.4% and 15.9% of the Company's revenues in 1994 and 1995, respectively. The Company's revenues would be materially adversely affected if it were to lose either of these customers or if the amounts of their orders were to significantly decline.

    The Company is aware that Metacom is not in compliance with the covenants of its loan agreement with its bank and is currently negotiating with the bank to reform its loan agreement. Based on discussions to date, Metacom has advised the Company that Metacom believes that a new loan agreement will be negotiated, although there is no assurance that such accommodation with the bank can be reached. While the Company's dependence on Metacom is decreasing significantly, the Company's sales and earnings in 1996 would be materially adversely affected if it were to lose Metacom as a customer. See "Business -- Sales and Marketing."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    The Company may experience variability in its net sales and net income on a quarterly basis as a result of many factors, including the condition of the CD and multimedia products industry in general, shifts in demand for software and hardware products, technological changes and industry announcements of new products and upgrades. If revenues do not meet expectations in any given quarter and the Company is unable to adjust spending in a timely manner, operating results may be materially adversely affected.

    The demand for CD and other multimedia consumer products is seasonal, with increases in the fall reflecting increased demand relative to the new school year and holiday gift purchases. This seasonality could result in significant quarterly variations in financial results, with the third and fourth quarters generally being the strongest. As a result of the potential fluctuations in quarterly operating results, the Company believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance. Further, it is possible that in some future quarters the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."

DEPENDENCE ON SUPPLIERS

    The Company is dependent on certain suppliers for delivery of components, such as stampers which contain the master image, and raw materials, such as the polycarbonate from which CDs are made. The Company does not have long-term agreements with any of its suppliers. The Company believes that alternative suppliers for these components are available. Recently, however, the worldwide supply of polycarbonate has been limited and there can be no assurance that such supply will increase in the future. Any interruption of supply from current vendors could cause significant delays in the shipment of the Company's products. The Company intends to use proceeds of this Offering to expand its manufacturing operations to include the mastering process in which stampers are created. However, there can be no assurance that the Company will be successful in integrating the mastering process into its operations and, if not successful, the Company will remain dependent on third party suppliers for stampers. See "Use of Proceeds" and "Business -- Manufacturing."

SINGLE-SITE MANUFACTURING FACILITY

    All of the Company's manufacturing services are performed at its manufacturing facility in Plymouth, Minnesota, which is capable of operating seven days a week, 24 hours a day, depending on work requirements and amount of downtime, if any. In the event this facility is damaged by fire or other casualty, which damage could not be repaired within a short period of time, the Company's manufacturing services would be substantially interrupted and such casualty loss and business interruption would have a material adverse effect on the Company's operations and profitability. The Company maintains business interruption insurance but there can be no assurance that such coverage will be sufficient to cover the Company's losses or that the Company will be able to regain its market share or customer base after resuming operations.

POSSIBLE ACQUISITIONS

    Although the Company may explore potential acquisitions, no acquisition targets have been identified, no acquisitions are currently being negotiated and no portion of the proceeds of the Offering has been allocated to specific acquisitions. The Company's expansion plans may include acquisitions, which will subject it to all of the risks inherent in acquiring another business and attempting to integrate such new business with the Company's existing operations, such as unforeseen expenses, difficulties, complications and delays. No assurance can be given that the Company will be successful in integrating any such newly acquired business or in meeting the Company's business objectives. In addition, no assurance can be given that the Company will pursue or consummate such future business opportunities, if any, or that such business opportunities, if consummated, will ultimately be advantageous for the Company.

CONTROL BY MANAGEMENT

    Upon  completion  of this  Offering,  the Company's  executive  officers and directors will beneficially own approximately 40.5% of the issued and outstanding shares of Common Stock. As a result of such ownership, such shareholders may have the ability to elect or remove all members of the Board of Directors and thereby control the affairs and management of the Company and may have the power to approve most actions requiring shareholder approval. Such a level of ownership can have the effect of delaying, deferring or preventing a change in control of the Company and can adversely affect the voting and other rights of the other holders of Common Stock. See "Principal Shareholders."

NO PRIOR PUBLIC MARKET

    Prior to this Offering, there has been no public market for the Company's Common Stock. There can be no assurance that an active trading market for the Common Stock will develop or be sustained after this Offering.

DETERMINATION OF OFFERING PRICE

    The initial public offering price for the Shares has been determined by negotiation between the Company and the Representative. Such price may bear no relationship to the book value of the Company or the market price of the Shares subsequent to this Offering. See "Underwriting."

POSSIBLE VOLATILITY OF STOCK PRICE

    The stock market has from time to time experienced significant price and volume fluctuations that may be related or unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, the market price of the shares of Common Stock of the Company may be highly volatile. Factors such as a small market float, fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, developments with respect to patents or proprietary rights, changes in stock market analyst recommendations regarding the Company, its competitors or the industry generally, and general market conditions may have a significant effect on the market price of the Company's Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

    The availability for sale of certain shares of Common Stock held by shareholders of the Company after this Offering could adversely affect the market price of the Common Stock. All of the 4,200,000 shares of Common Stock to be outstanding following this Offering will be freely tradeable without restrictions or additional registration under the Securities Act of 1933, as amended (the "Securities Act"). Holders of 2,800,000 of these shares have agreed not to offer, sell or otherwise dispose of any of their shares for a period of 180 days after the effective date of this Offering, without the prior written consent of the Representative. Further, officers and directors of the Company, who currently beneficially hold 1,699,884 shares of the Company's Common Stock, are subject to the restrictions of Rule 144 of the Securities Act with respect to the sale of such shares. Sales of a substantial amount of the currently outstanding shares of Common Stock in the public market may adversely affect the market price of the Common Stock. See "Description of Securities," "Shares Eligible for Future Sale" and "Underwriting."

ANTI-TAKEOVER LAWS

    The effect of certain provisions of the Minnesota Business Corporation Act and the ability of the Board of Directors of the Company to issue preferred stock without shareholder approval may have the effect of delaying or preventing a change in control or merger of the Company, which could operate to the detriment of other shareholders. Further, the anti-takeover effects of the issuance of undesignated shares may deny shareholders the receipt of a premium on their Common Stock and may also have a depressive effect on the market price. See "Description of Securities."


POSSIBLE CLAIMS OF LIMITED PARTNERS



    As part of the Reorganization, the 2,800,000 shares of the Company's Common Stock to be issued to the Partnership in exchange for the assets and liabilities of the Partnership will be subsequently distributed to the partners upon the dissolution of the Partnership. Pursuant to the terms of the Amended Partnership Agreement, the approval of the General Partner and holders of a majority of the limited partnership interests is required to approve the dissolution of the Partnership, although the General Partner has the authority to sell the Partnership's assets and liabilities without the approval of the limited partners. The partners have met and approved the dissolution of the Partnership subject to the completion of the transfer of the Partnership assets and liabilities to the Company and the closing of this Offering. The Partnership does not become obligated to transfer its assets and liabilities in exchange for shares of the Company's Common Stock unless and until the General Partner signs the agreement with the Company at the closing of the Offering. However, the approval by the partners of the dissolution of the Partnership prior to the effectiveness of the Registration Statement covering the shares to be issued to the partners upon dissolution may be deemed a sale in technical violation of Section 5(a) of the Securities Act. In such event, the partners may have certain claims against the Company. If all or a substantial portion of the limited partners were successful in their claims against the Company and were entitled to any remedies, including rescission rights, the financial condition of the Company could be materially adversely affected.


                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,400,000 Shares of Common Stock offered to the public hereby at an assumed initial public offering price of $6.75 per share are estimated to be $8,139,500 ($9,401,075 if the Underwriters' overallotment option is exercised in full) after deducting the underwriting discount and estimated Offering expenses payable by the Company. The Company currently intends to apply these proceeds approximately as follows:

Purchase of mastering equipment.........................  $3,500,000
Purchase of CD manufacturing and packaging equipment....  3,000,000
Working capital and general corporate purposes..........  1,639,500
                                                          ---------
    Total...............................................  $8,139,500
                                                          ---------
                                                          ---------

    With approximately $3,500,000 of the proceeds of this Offering, the Company plans to purchase mastering equipment and to prepare its manufacturing facility for mastering operations. Another estimated $3,000,000 of the Offering proceeds is intended to be used to purchase other CD manufacturing and packaging equipment. The remainder of the proceeds is intended to be used for working capital and general corporate purposes, including the addition of sales and marketing personnel, increased marketing expense, support for increased inventory and receivables and payment of expenses incurred by the Partnership in connection with the Reorganization, which expenses will have been assumed by the Company as part of the Reorganization. Any additional proceeds received upon the exercise of the overallotment option or the Representative's Warrant will be used for working capital and general corporate purposes. Although the Company may explore potential acquisitions, no acquisition targets have been identified, no acquisitions are currently being negotiated and no portion of the proceeds has been allocated to specific acquisitions.

    Pending utilization of the net proceeds of this Offering, the Company plans to invest such net proceeds in short-term money market investments, including certificates of deposit and interest-bearing bank accounts.

                                DIVIDEND POLICY

    The Company has never declared or paid a cash dividend on its Common Stock. The Company currently intends to retain any earnings for use in the operation and expansion of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

                                    DILUTION

    The following gives effect to the issuance of the 1,400,000 Shares offered hereby at an assumed Price to Public of $6.75 per Share, but does not give effect to any exercise of options to purchase an aggregate of 345,000 shares of Common Stock. The pro forma net tangible book value of the Company's Common Stock at December 31, 1995 was $2,293,590 or $.82 per share. "Pro forma net tangible book value" represents the pro forma tangible assets less total pro forma liabilities of the Company adjusted for the Reorganization, and "pro forma net tangible book value per share" was determined by dividing the pro forma net tangible book value of the Company by the pro forma number of shares of Common Stock outstanding on December 31, 1995. See "Capitalization." "Pro forma net tangible book value dilution" represents the difference between the Price to Public per Share and the pro forma net tangible book value per share after this Offering. Without taking into account any changes in the Company's pro forma net tangible book value per share after December 31, 1995, other than to give effect to the sale of the Shares offered hereby at an assumed price of $6.75 per Share (net of underwriting commissions and estimated Offering expenses of $460,000), the net tangible book value of the Company at December 31, 1995 would have been $10,433,090 or $2.48 per Share. This represents an immediate increase in pro forma net tangible book value to the existing shareholders of $1.66 per Share and an immediate pro forma net tangible book value dilution to purchasers of the Shares of $4.27 per share, as illustrated by the following table:

Assumed Price to Public per Share...........................             $    6.75
  Pro forma net tangible book value per share at December
   31, 1995.................................................  $     .82
  Increase per share attributable to the Offering...........       1.66
                                                              ---------
Pro forma net tangible book value per share after
 Offering...................................................                  2.48
                                                                         ---------
Pro forma net tangible book value dilution per Share to new
 investors..................................................             $    4.27
                                                                         ---------
                                                                         ---------

    The following table summarizes, on a pro forma basis, the difference between the number of shares of Common Stock purchased from the Company by officers, directors and principal shareholders, other current shareholders and by new investors in this Offering, the total consideration paid to the Company and the average price paid per share. The table assumes that none of the 1,400,000 Shares offered hereby are purchased in this Offering by existing shareholders. To the extent existing shareholders purchase in this Offering, their percentage ownership, total consideration and average consideration per share will be greater than is shown.

                                 SHARES PURCHASED         TOTAL CONSIDERATION          AVERAGE
                              -----------------------  --------------------------   CONSIDERATION
                                NUMBER      PERCENT       AMOUNT        PERCENT       PER SHARE
                              ----------  -----------  -------------  -----------  ---------------
Officers, directors and
 principal shareholders.....   1,861,502       44.3%   $     467,265        3.9%      $     .25
Other current
 shareholders...............     938,498       22.4        2,137,970       17.7       $    2.28
New investors...............   1,400,000       33.3        9,450,000       78.4       $    6.75
                              ----------      -----    -------------      -----
    Total...................   4,200,000      100.0%   $  12,055,235      100.0%
                              ----------      -----    -------------      -----
                              ----------      -----    -------------      -----

                                 CAPITALIZATION

    The following table sets forth the pro forma capitalization of the Company as of December 31, 1995 and as adjusted to reflect the sale by the Company of the 1,400,000 Shares offered to the public hereby at an assumed Price to Public of $6.75 per Share and the anticipated use of the net proceeds therefrom. See "Use of Proceeds."

                                                                                   PRO FORMA(1)    AS ADJUSTED
                                                                                   -------------  -------------
Current portion of long-term debt................................................   $ 1,216,375   $   1,216,375
                                                                                   -------------  -------------
                                                                                   -------------  -------------
Long-term debt...................................................................   $ 2,589,218   $   2,589,218
Shareholders' equity:
  Undesignated Stock, no par value; 10,000,000 shares authorized; no shares
   issued and outstanding........................................................       --             --
  Common Stock, no par value; 15,000,000 shares authorized; 2,800,000 shares issued and outstanding on a pro forma basis; 4,200,000 shares issued and
   outstanding, as adjusted......................................................     2,298,757      10,438,257
  Retained earnings..............................................................       --             --
                                                                                   -------------  -------------
    Total shareholders' equity...................................................     2,298,757      10,438,257
                                                                                   -------------  -------------
    Total capitalization.........................................................   $ 4,887,975   $  13,027,475
                                                                                   -------------  -------------
                                                                                   -------------  -------------

- ---------------------------
(1) Pro forma information assumes the transactions contemplated by the Reorganization occurred as of December 31, 1995, which transactions are to occur simultaneously with the closing of this Offering. See "Prospectus Summary -- The Reorganization" and "Unaudited Pro Forma Financial Statements."

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The following Unaudited Pro Forma Financial Statements of the Company include the Historical Financial Statements of Zomax Optical Media Limited Partnership and give effect to the transactions and events described in the notes accompanying the Unaudited Pro Forma Financial Statements as if the transactions and events referred to therein were initiated at the beginning of the period of the Unaudited Pro Forma Statement of Operations and as of December 31, 1995 for the Unaudited Pro Forma Balance Sheet.

    The Unaudited Pro Forma Financial Statements give effect to the following transactions and events: (i) the issuance of 2,800,000 shares of common stock to the partners of Zomax Optical Media Limited Partnership (the Partnership) in exchange for all of the assets and liabilities of the Partnership, and (ii) the estimated income tax effects of the pro forma adjustments.

    The pro forma adjustments are based on available information and certain estimates and assumptions. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments. The Company believes that such assumptions provide a reasonable basis for presenting all of the significant effects of the transactions and events and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the Unaudited Pro Forma Financial Statements.

    The Unaudited Pro Forma Financial Statements should be read in conjunction with the Historical Financial Statements and related notes included elsewhere in this Prospectus and "Management's Discussion and Analysis of Results of Operations and Financial Condition." THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF THE COMPANY'S RESULTS OF OPERATIONS OR THE COMPANY'S FINANCIAL POSITION HAD THE TRANSACTIONS AND EVENTS DESCRIBED ABOVE BEEN CONSUMMATED ON THE DATES ASSUMED AND DO NOT PROJECT THE COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD.

                           ZOMAX OPTICAL MEDIA, INC.

                            PRO FORMA BALANCE SHEET

                            AS OF DECEMBER 31, 1995

                                     ASSETS

                                                                             PRO FORMA
                                                                             ----------      PRO FORMA ADJUSTMENTS
                                                                                THE       ----------------------------
                                                                              COMPANY     HISTORICAL(1)   ADJUSTMENTS    PRO FORMA
                                                                             ----------   -------------   ------------   ----------
Cash.......................................................................    $   7       $  936,662     $        (7)(3) $  936,662
Accounts receivable, net...................................................    --           2,954,032         --          2,954,032
Inventories................................................................    --             787,198         --            787,198
Other current assets.......................................................    --             167,535         --            167,535
                                                                             ----------   -------------   ------------   ----------
      Total current assets.................................................        7        4,845,427              (7)    4,845,427
Property and equipment, net................................................    --           4,662,406         --          4,662,406
Other assets...............................................................    --             396,573         --            396,573
                                                                             ----------   -------------   ------------   ----------
                                                                               $   7       $9,904,406     $        (7)   $9,904,406
                                                                             ----------   -------------   ------------   ----------
                                                                             ----------   -------------   ------------   ----------

                                               LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities........................................................    $--         $3,702,702     $   --         $3,702,702
Shareholder distributions payable..........................................    --             123,229       1,105,000(2)  1,228,229
Deferred income taxes......................................................    --             --               85,500(4)     85,500
Notes payable, net.........................................................    --           2,589,218         --          2,589,218
Shareholders' equity:
  Undesignated stock, no par value, 10,000,000 authorized shares; no shares                                   --
   issued and outstanding..................................................    --             --                             --
                                                                                                           (1,105,000)(2)
  Common stock, no par value, 15,000,000 authorized shares; 1 share issued                                         (7)(3)
   and outstanding, 2,800,000 shares issued and outstanding pro forma......        7        3,489,257         (85,500)(4)  2,298,757
  Retained earnings........................................................    --             --              --             --
                                                                             ----------   -------------   ------------   ----------
      Total shareholders' equity...........................................        7        3,489,257      (1,190,507)    2,298,757
                                                                             ----------   -------------   ------------   ----------
                                                                               $   7       $9,904,406     $        (7)   $9,904,406
                                                                             ----------   -------------   ------------   ----------
                                                                             ----------   -------------   ------------   ----------

- ---------------------------
(1) Historical balance sheet of Zomax Optical Media Limited Partnership (the Partnership) as of December 31, 1995.

(2) Payment of distributions of $296,000 and $809,000 that will have taken place prior to the Partnership being transferred to the Company.

(3)  Repurchase and cancellation of one share of the Company's stock.

(4)  Establishment of deferred income taxes as of December 31, 1995.

  The accompanying notes are an integral part of this pro forma balance sheet.

                           ZOMAX OPTICAL MEDIA, INC.

                       PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                        PRO FORMA      PRO FORMA ADJUSTMENTS
                                                       -----------  ---------------------------
                                                       THE COMPANY  HISTORICAL(1)  ADJUSTMENTS     PRO FORMA
                                                       -----------  -------------  ------------  -------------
Sales................................................   $  --       $  13,217,539   $   --       $  13,217,539
Cost of sales........................................      --          10,036,991       --          10,036,991
                                                       -----------  -------------  ------------  -------------
    Gross profit.....................................      --           3,180,548       --           3,180,548
Selling, general and administrative expenses.........      --           2,053,443       --           2,053,443
                                                       -----------  -------------  ------------  -------------
    Operating income.................................      --           1,127,105       --           1,127,105
Interest expense.....................................      --            (318,087)      --            (318,087)
Interest income......................................      --              70,956       --              70,956
                                                       -----------  -------------  ------------  -------------
    Income before provision for income taxes.........      --             879,974       --             879,974
Provision for income taxes...........................      --            --            340,000(2)       340,000
                                                       -----------  -------------  ------------  -------------
      Net income.....................................   $  --       $     879,974   $ (340,000)  $     539,974
                                                       -----------  -------------  ------------  -------------
                                                       -----------  -------------  ------------  -------------
Net income per common share..........................                                            $         .19
                                                                                                 -------------
                                                                                                 -------------
Weighted average shares outstanding..................                                                2,870,831
                                                                                                 -------------
                                                                                                 -------------

- ---------------------------
(1) Historical income statement of Zomax Optical Media Limited Partnership for the year ended December 31, 1995.

(2) Represents the establishment of provision for income taxes for the year ended December 31, 1995 at a 39% effective tax rate assuming the change from a partnership to a corporation occurred as of the beginning of the year.

    The accompanying notes are an integral part of this pro forma financial statement.

                           ZOMAX OPTICAL MEDIA, INC.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1.  ORGANIZATION:
    Zomax Optical Media, Inc. (the Company) was incorporated on February 22, 1996 and, except for organizational matters and activities undertaken in connection with the proposed initial public offering of its common stock (the Offering), has been inactive since that date. As a result, the Company has not had any revenue or expenses.

2.  PLANNED TRANSACTIONS:
    The Company intends to enter into an agreement pursuant to which all the operating assets, liabilities and debt related to Zomax Optical Media Limited Partnership (the Partnership) will be transferred to the Company in exchange for 2,800,000 shares of common stock of the Company. The Partnership will then liquidate and distribute approximately 1,100,000 and 1,700,000 shares of common stock of the Company to ZOMI Corp. (the General Partner) and the limited partners. The shareholders of the General Partner will contribute their shares in the General Partner to the Company in exchange for approximately 1,100,000 common shares of the Company. The Company will then initiate a subsidiary merger with the General Partner and the approximately 1,100,000 shares of common stock held by the General Partner will be canceled. After this cancellation, the Company will have 2,800,000 common shares outstanding. Simultaneous with these transactions, the Company will undertake the Offering for 1,400,000 shares of its common stock to the public.

    The pro forma adjustments are based on available information and certain estimates and assumptions. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments. The Company believes that such assumptions provide a reasonable basis for presenting all of the significant effects of the transactions and events and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the Unaudited Pro Forma Financial Statements.

3.  INCOME TAXES:
    Components of the pro forma provision for income taxes for the year ended December 31, 1995 are as follows:

Current:
  Federal.........................................  $ 187,800
  State...........................................     36,700
                                                    ---------
      Total current...............................    224,500
Deferred..........................................    115,500
                                                    ---------
      Total provision.............................  $ 340,000
                                                    ---------
                                                    ---------

    A reconciliation between the federal statutory income tax rate and the Company's pro forma effective rate for the year ended December 31, 1995 is as follows:

Statutory rate.......................................         34%
State income taxes, net of federal benefit...........          4
Other................................................          1
                                                              --
      Effective rate.................................         39%
                                                              --
                                                              --

                           ZOMAX OPTICAL MEDIA, INC.

                               DECEMBER 31, 1995

3.  INCOME TAXES: (CONTINUED)
    Deferred tax assets and liabilities reflect differences between the amounts reported for financial reporting and income tax purposes, primarily relating to long-lived assets. Components of the pro forma net deferred tax liability as of December 31, 1995 are as follows:

Allowance for doubtful accounts...................  $ (41,800)
Accrued liabilities...............................    (94,500)
Long-lived assets.................................    221,800
                                                    ---------
                                                    $  85,500
                                                    ---------
                                                    ---------

                            SELECTED FINANCIAL DATA

    The following table sets forth selected financial data for the periods indicated for the Partnership, the predecessor of the Company, for the periods indicated. This information should be read in conjunction with the Unaudited Pro Forma Financial Statements and the Financial Statements and related Notes appearing elsewhere herein and "Management's Discussion and Analysis of Results of Operations and Financial Condition." The selected financial data have been derived from the Partnership's financial statements which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere herein. Pursuant to the Reorganization, the Partnership will transfer its assets and liabilities to the Company in exchange for 2,800,000 shares of Common Stock of the Company. The transfer will be accounted for at historical cost with no change in the book and tax bases of the assets contributed and liabilities and debts assumed, except for tax effects resulting from converting from a partnership to a corporation.

                                                             PERIOD FROM INCEPTION      YEAR ENDED DECEMBER 31,
                                                            (AUGUST 6, 1993) THROUGH  ---------------------------
                                                               DECEMBER 31, 1993          1994          1995
                                                            ------------------------  ------------  -------------
STATEMENT OF OPERATIONS DATA:
  Sales...................................................        $  2,794,180        $  9,842,095  $  13,217,539
  Gross profit............................................             297,738           2,339,523      3,180,548
  Selling, general and administrative expense.............             318,465           1,254,040      2,053,443
  Operating income (loss).................................             (20,727)          1,085,483      1,127,105
  Net income (loss).......................................             (56,068)            885,011        879,974
PRO FORMA STATEMENT OF OPERATIONS DATA(1):
  Pro forma net income (loss)(1)..........................             (35,068)            545,011        539,974
  Pro forma weighted average number of common shares
   outstanding(2).........................................                                              2,870,831
  Pro forma net income (loss) per share(2)................                                              $.19

                                                                                        DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1993          1994          1995
                                                                          ------------  ------------  ------------
BALANCE SHEET DATA:
  Working capital.......................................................  $    375,312  $    420,268  $  1,019,496
  Total assets..........................................................     2,639,556     5,958,279     9,904,406
  Notes payable, less current portion...................................     1,167,604     2,152,923     2,589,218
  Total partners' capital...............................................       930,637     1,634,632     3,489,257

- ---------------------------
(1) The pro forma statement of operations data reflect the effects on the historical statement of operations data of the Partnership for each of the periods presented as if the Partnership had been treated as a taxable entity for income tax purposes (assuming a 39% effective tax rate). See "Unaudited Pro Forma Financial Statements."

(2)  Pro  forma net  income (loss) per  share is  based on pro  forma net income
     (loss) and the pro forma weighted average number of shares of Common Stock expected to be issued to current partners in the Reorganization. Pro forma net income (loss) per common share is not necessarily indicative of what actual net income (loss) per common share would have been if the Reorganization had occurred on the basis assumed. See "Unaudited Pro Forma Financial Statements."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company is a full-service, turnkey provider of CDs, cassettes, diskettes and related services. The Company services the multimedia needs of a wide variety of customers, including software distributors, computer manufacturers, recording studios and other producers of multimedia products for retail distribution, publishers, marketing groups and data base suppliers. In addition to replicating information on CDs, cassettes, and diskettes, the Company offers its customers a "one-stop shop" with a full range of related services such as package design, graphics design, printing, packaging, warehousing and drop shipping. The Company began manufacturing CDs in 1993. To further its reputation as a full-service provider of multimedia products, on January 1, 1995, Zomax acquired Metacom's cassette manufacturing operation. As a result of the common control of the Company and Metacom, the transaction was accounted for essentially as a pooling of interests and all financial data has been restated as if the transaction occurred at the beginning of such periods. Also in 1995, the Company added diskette manufacturing capabilities to its operations.

    Pursuant to the Reorganization, the Partnership, the predecessor to the Company, will transfer its assets and liabilities to the Company in exchange for 2,800,000 shares of Common Stock of the Company. This transfer will be accounted for at historical cost with no change in the book and tax bases of the assets contributed and liabilities and debts assumed, except for tax effects resulting from converting from a partnership to a corporation. For additional information see the Partnership's historical Financial Statements and Notes thereto, pro forma financial statements and Capitalization tables, all of which are contained elsewhere herein. The information herein assumes completion of the
Reorganization and references to the Company include its predecessor unless otherwise indicated.

ESTIMATED FIRST QUARTER 1996 RESULTS

    The Partnership's financial statements for the three months ended March 31, 1996 are not yet finalized; however, based on preliminary financial information, the Partnership expects to report sales of approximately $3,768,000 for the period, representing an increase of 58.5% over sales of $2,378,000 for the first quarter ended March 31, 1995. The Partnership expects to report net income of approximately $310,000 for the three months ended March 31, 1996, representing an increase of 74.2% over net income of $178,000 for the first quarter of 1995.

RESULTS OF OPERATIONS

    The following table sets forth certain operating data as a percentage of sales for the periods indicated:

                                             PERIOD FROM         YEAR ENDED
                                              INCEPTION         DECEMBER 31,
                                          (AUGUST 6, 1993 TO   ---------------
                                          DECEMBER 31, 1993)    1994     1995
                                          ------------------   ------   ------
Sales...................................       100.0%          100.0%   100.0%
Cost of goods sold......................        89.3            76.2     76.0
                                               -----           ------   ------
Gross profit............................        10.7            23.8     24.0
Selling, general and administrative
 expense................................        11.4            12.8     15.5
                                               -----           ------   ------
Operating income (loss).................        (0.7)           11.0      8.5
Interest expense........................        (1.4)           (2.4)    (2.4)
Interest income.........................         0.1             0.4      0.5
                                               -----           ------   ------
Net income (loss).......................        (2.0)%           9.0%     6.6%
                                               -----           ------   ------
                                               -----           ------   ------

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Sales  increased 34.3% to  $13,217,539 in 1995 from  $9,842,095 in 1994. The higher sales in 1995 resulted principally from a 74.5% increase in CD unit sales between years. The Company believes the growth in CD unit sales resulted from increased production capacity which allowed the Company to manufacture more CDs and thereby compete more effectively in the rapidly growing CD-ROM market, the hiring of two additional salespersons, increased marketing efforts, and providing the complete range of multimedia products and related services discussed above. The increase in CD unit sales in 1995 was somewhat offset by lower selling prices which resulted from an increase in the number of CD manufacturers and higher production capacity for existing manufacturers. Cassette unit sales declined approximately 10% in 1995 principally due to lower sales to Metacom. In 1996, the Company plans to more aggressively market its cassette manufacturing business and has hired an additional salesperson dedicated to cassette sales. See "Business -- Sales and Marketing."

    Cost of goods sold as a percentage of sales was 76.0% and 76.2% for 1995 and 1994 respectively. Despite the decrease in CD sales prices in 1995 the Company was able to slightly decrease the cost of goods sold percentage through increased production and improved plant efficiency. There were some increases in raw material costs in 1995; however, raw material costs have subsequently stabilized or, in some cases, declined. As is common in the industry, the Company "outsources" some of its CD manufacturing to other CD replicators when necessitated by the timing of orders. The cost for such "outsourced" production is significantly higher than the cost of CDs produced by the Company. The Company "outsourced" approximately 35% of its CD production in 1994 and 1995. The Company plans to increase its CD manufacturing capacity by approximately 8.0 million units in 1996 through the purchase of new machinery, which it believes will substantially reduce its need for "outsourcing" production and, consequently, reduce cost of goods sold.

    Selling, general and administrative expense increased as a percentage of sales to 15.5% in 1995 from 12.8% in 1994. The increase in 1995 resulted principally from an increase in salary expense, resulting from hiring additional corporate staff in sales, customer service, accounting and other administrative functions. The Company believes it has an organization in place that will support a substantial increase in sales growth with a minimum increase in salaried personnel. As a result, the Company believes selling, general and administrative expenses will decrease in 1996 as a percentage of sales.

    Interest expense increased to $318,087 in 1995 from $236,665 in 1994 as the result of increased borrowing used to finance purchases of manufacturing equipment during the latter part of 1994 and during 1995.

PERIOD FROM INCEPTION (AUGUST 6, 1993) THROUGH DECEMBER 31, 1993

    The Company was formed on August 6, 1993 to manufacture and sell CDs. The Company purchased its first CD manufacturing system in August of 1993 and spent several weeks setting up and testing the equipment. The Company recorded its first CD sales in October of 1993 and had total CD and cassette sales of $2,794,180 for its period of operations from August 6, 1993 to December 31, 1993. Cost of goods sold was 89.3% and includes the cost inefficiencies associated with starting up CD manufacturing operations. Selling, general and administrative expense as a percentage of sales was 11.4% in 1993.

LIQUIDITY AND CAPITAL RESOURCES

    Since its formation in August 1993, the Company has satisfied its liquidity needs through capital contributions by partners, cash flows from operations and borrowing arrangements for its significant equipment purchases. The Company's cash and cash equivalents decreased to $936,662 at December 31, 1995 from $1,116,687 at December 31, 1994. The Company used cash in operating activities of $181,654 in 1995. This resulted principally from a $1.9 million increase in accounts receivable and a $0.6 million decrease in amounts due to an affiliate, which were offset by net income of $0.9 million, depreciation and amortization of $0.5 million and an increase in accounts payable of $1.1 million.

    The Company purchased approximately $2.4 million of equipment in 1995 and since its inception in 1993 has purchased a total of approximately $5.3 million of equipment which has been principally financed through long-term loans. The Company disbursed $129,855 of preferential distributions to its limited partners in 1995, $123,229 in preferential distributions to its limited partners in February 1996 and plans an additional distribution of approximately $1,105,000 to all its partners prior to the Reorganization and the Offering. The Company plans to purchase approximately $3.0 million of additional CD manufacturing equipment and $3.5 million of mastering equipment in 1996 and plans to finance these purchases with proceeds from the Offering. The Company has a revolving line-of-credit facility for up to $1.5 million of borrowings limited to an amount based on a formula using eligible accounts receivable and inventories, and a $3.0 million capital expenditure term loan facility with its bank. There were no borrowings under either the capital term loan facility or the revolving line-of-credit facility at December 31, 1995. The Company believes that it has sufficient liquidity and capital resources to meet its operating needs and capital expenditure requirements for the foreseeable future.

FINANCIAL REPORTING STANDARDS

    DERIVATIVE FINANCIAL INSTRUMENTS. Statement of Financial Accounting Standards No. 119 (SFAS No. 119), "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" requires disclosures about derivative financial instruments, including futures, forwards, swaps and option contracts and other financial instruments. As of December 31, 1994 and 1995, the Company held no derivative or other related investments.

    LONG-LIVED ASSETS. During 1995, the Company adopted Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (Statement No. 121). Long-lived assets of the Company primarily consist of property. As required by Statement No. 121, in the event that facts and circumstances indicate that the carrying amount of property may not be recoverable, an evaluation of recoverability would be performed. If an evaluation is required, the sum of estimated future undiscounted cash flows associated with property would be compared to the carrying amount to determine if a write-down to market value or the sum of discounted cash flows is required. The adoption of Statement No. 121 had no impact on results of operations or financial position of the Company.

    STOCK-BASED COMPENSATION. Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" (Statement No. 123) effective for fiscal years beginning after December 15, 1995, encourages, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. It also allows an entity to elect to continue to measure compensation cost under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), but requires pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. The Company expects to adopt the Statement in 1996. While the Company is still evaluating Statement No. 123, it currently expects to elect to continue to measure compensation cost under APB No. 25 and comply with the pro forma disclosure requirements. If this election is made, this statement will have no impact on results of operations or financial position.

SEASONALITY

    The demand for CDs and other multimedia consumer products is seasonal, with increases in the fall reflecting increased demand relative to the new school year and holiday season purchases. This seasonality could result in significant quarterly variations in financial results, with the third and fourth quarters generally being the strongest.

INFLATION

    Historically, inflation has not had a material impact on the Company. The cost of the Company's products is influenced by the cost of raw materials and labor. There can be no assurance that the Company will be able to pass on increased costs to its customers in the future.

                                    BUSINESS

GENERAL

    Zomax Optical Media, Inc. ("Zomax" or the "Company") is a full-service, turnkey provider of high quality compact discs ("CDs"), cassettes and diskettes and related services to a wide variety of customers, including software publishers, computer manufacturers, recording studios, book publishers, marketing groups, data base suppliers and other producers of multimedia products for retail distribution. The Company began manufacturing CDs in 1993. To further its reputation as a full-service provider of multimedia products, in 1995 Zomax acquired Metacom's cassette manufacturing operation and added diskette manufacturing to its operations. In addition to replicating information on the CDs, cassettes and diskettes, the Company offers its customers a "one-stop shop" with a full range of related services such as packaging design, graphics design, printing, packaging, warehousing and drop shipping. The Company focuses its marketing efforts primarily on multimedia software developers and independent record labels who desire high quality product in a short turn-around time, a high level of customer service and competitive prices.

INDUSTRY

    Originally introduced in 1982, CD technology evolved from serving a narrow set of applications to being the preferred medium for the portable storage of digital information. Industry sources estimated that 1995 sales in the U.S. consisted of approximately 928 million CDs (CD-ROM and CD-Audio). Despite the surge in CD sales, the need for audio cassettes and computer diskettes remains strong. As a full-service, turnkey multimedia products provider, Zomax offers its customers cassettes and diskettes as well as CDs.

CD-ROM AND DISKETTE MARKET

    CD-ROM (compact disc-read only memory) technology offers the massive storage memory needed to integrate sound, video, pictures and text. Retaining the standard compact disc size, a single CD-ROM can store approximately 630 megabytes of information (the equivalent of 200,000 pages of text) and provide a sophisticated multimedia environment of high definition images, data, stereo sound, video and text. CD-ROM is ideally suited to applications involving the storage of large amounts of stable information in a form which can be distributed to a diverse user population, including businesses, educational institutions and consumers.

    Industry sources report that computers can be found in 30% of all U.S. households. In the United States, based on industry sources, the installed base of CD-ROM drives grew from approximately 26.9 million in 1994 to an estimated
49.5 million by the end of 1995. The increasingly widespread presence of personal computers that include CD-ROM drives reflects consumer demand for applications that are generally most readily available on CD-ROM, such as interactive video games, retail catalogs, encyclopedias and other software or digital information. In 1994, industry sources reported that 30% of retail software sales were on CD-ROM. In 1995, CD-ROMs are believed to have accounted for 60% of retail software sales.

    A majority of the Company's revenues are generated from CD-ROM orders. The Company's ability to efficiently offer turnkey services in a short turn-around time has attracted CD-ROM customers whose specialized applications typically require more complex production runs than CD-Audio. Further, some CD-ROM customers also need diskettes containing the same or similar information. Few of the Company's competitors offer customers a "one-stop shop" for CD-ROMs and diskettes. Industry sources estimated that 1994 sales in the U.S. consisted of approximately one billion diskettes.

    As the multimedia applications for CD-ROMs expand and become more complex, so does the need for improvements in the storage capacity of CD-ROM units. Recently, a new format was introduced called high-density compact disc ("HD-CD"). HD-CDs can hold up to 14 times as much data as today's CD-ROMs. The Company intends to modify its equipment and processes to manufacture HD-CDs as market demand for such CDs dictates. Given the recent introduction of HD-CDs, the Company is not currently able to estimate the costs of any such equipment modifications. In addition to expanding the uses of CD-ROM, HD-CD is likely to be the format used to create CD-Videos.

CD-AUDIO AND CASSETTE MARKET

    The first major application of CD technology was in the prerecorded music market. Consumer acceptance of CD-Audio has been driven by its demonstrated advantages over other formats in sound quality, random accessing and indexing of data and by the market penetration of CD players. CD-Audio has become the standard for home audio systems with 65% of U.S. households now having CD-Audio players according to industry sources. Additional significant market expansion has resulted from increased sales of in-car and portable players.

    The audio cassette is still very prominent in the market and is expected to continue to be significant, particularly in the audio book and spoken word market. Industry sources estimated that 1995 sales in the U.S. consisted of approximately 345 million audio cassettes. A high level of hardware penetration and evolution in cassette technology indicate a continuing demand for audio cassettes, such as those manufactured by the Company, for at least the next several years. However, there can be no assurance that audio cassettes will continue to be in demand in the future.

CD-VIDEO MARKET

    The Company believes that full motion video on compact disc ("CD-Video") is a logical extension of CD technology. The new HD-CDs are capable of holding a full length motion picture (135 minutes) on a standard-sized CD with video and audio quality superior to current videocassette technology. The new format agreed upon by the creators of CD-Video technology requires far greater information density as well as a new playback technology. The creators of CD-Video technology have agreed on a format capable of meeting the technological goals mentioned above. Although the Company is not yet technically capable of manufacturing the new format CDs, it expects to develop the capability to offer these manufacturing services. Given the recent development of CD-Video, the Company is not currently able to estimate the costs of developing such manufacturing capability. Industry sources anticipate the market introduction of CD-Video to occur by 1997.

THE ZOMAX STRATEGY

    Zomax's objective is to be a leading full-service provider of multimedia products and related services. The Company's strategy for achieving this objective includes the following:

    - EXPAND PRODUCTION OF CD-ROMS AND DISKETTES. CD-ROM is currently the Company's fastest growing product, due in part to the Company's ability to provide CD-ROM customers high quality product at a competitive price and in a short turn-around time. Zomax intends to continue its focus on meeting the needs of its existing CD-ROM and diskette customers as well as seeking a broader range of customers. To achieve this goal, the Company intends to increase the size of its CD-ROM and diskette manufacturing capacity by purchasing additional equipment, and to increase its sales and marketing staff.

    - TARGET SELECTED CD-AUDIO AND CASSETTE CUSTOMERS. The Company's marketing efforts will remain focused on independent record companies (the fastest growing segment of the recording industry) who value the Company's short turn-around, inventory tracking and control, specialized packaging and shipping services. In addition, the Company intends to solicit additional cassette sales from the audio book and spoken word markets. Finally, Zomax intends to capitalize on its CD-ROM expertise in marketing CD or CD-Plus manufacturing capabilities (I.E., CD-ROM with an audio component such as music video). CD-Plus can not only be played in a standard audio CD player, but can include special CD-ROM information for computer users equipped with a CD-ROM drive.

    - ADAPT TO CHANGING TECHNOLOGIES. The market for information distribution services incorporating CD technology is based upon sophisticated technology that is subject to change as new or enhanced technologies are developed, new applications are created and customer needs shift. The Company intends to adapt its operations as these technologies change. For example, the Company expects to update its equipment to allow for the manufacture of HD-CDs, which are anticipated to broaden the uses of CD-ROMs and to be used in the development of the CD-Video market.

    - POSITION ZOMAX FOR THE EMERGING CD-VIDEO MARKET. The Company continues to monitor the CD-Video market development, positioning itself to be a participant in that market. As the market develops, the Company intends to upgrade its production systems so that it is technically capable of manufacturing discs in the recently agreed upon industry format. CD manufacturers, including the Company, are expected to enter into required licenses to use the agreed-upon format for CD-Video for a yet-to-be determined royalty.

    - CONTINUE EMPHASIS ON CUSTOMER SERVICE. The Company intends to continue its emphasis on providing value-added services to complement its core CD, cassette and diskette manufacturing capabilities. Zomax's customer service staff is in daily contact with customers to ensure their needs are being met. The Company will continue to provide its customers with turnkey services such as comprehensive print and packaging management, and special assembly and shipping according to the customer's direction. Additionally, the Company will continue to invest in, and maximize the efficiency of, equipment, systems, processes and personnel. For example, the planned acquisition of mastering equipment is intended to improve manufacturing efficiencies and turn-around time.

MANUFACTURING

COMPACT DISCS

    A compact disc is an injection molded plastic product that has digital information stored on it through a series of microscopic indentations called "pits" that can be "read" by a laser. The CD manufacturing process consists of three stages: (i) preproduction, (ii) replication and printing and (iii) packaging and fulfillment. Except for preproduction, the manufacturing process is the same for both CD-Audio and CD-ROM.

    PREPRODUCTION. Preproduction of CDs consists of three distinct processes: pre-mastering, mastering and electroplating. Through these processes, metal stampers are created which contain the bytes of data in a digital format. The metal stampers are then mounted in the plastic injection molding equipment to create the disc. The preproduction process is critical to establishing the quality of the final product.

    For CD-Audio, the pre-mastering process consists of reviewing the customer supplied material to ensure that no discernible defects occurred during the recording process. Once the material has passed the quality control process, the editor creates a table of contents to indicate the start and stop times of each audio track and downloads the data into a digital data format to be used in the mastering process.

    CD-ROM preproduction begins with customer data supplied in any number of approved input media. The data is processed through a pre-mastering computer system where the data is formatted into the desired CD-ROM structure to ensure that the finished disc will be compatible with the intended operating system. The CD-ROM pre-master is then downloaded for mastering.

    The mastering process forms the master image of the CD from which the polycarbonate replicas are molded. A laser beam recorder transfers the digital information onto a photo-sensitive coating applied to a glass mastering substrate. This process creates the "glass master" with the characteristic CD pits etched in the photo-sensitive coating. The mastering process is a key element in product quality. Any defect on the master will be replicated on all production discs, therefore, the mastering process takes place in an environment free of microscopic containments which can obscure large amounts of data. Using the electroforming process, the glass master yields nickel stampers in the image of the master. These stampers are mounted into injection molding machines to replicate CDs. The Company does not currently have mastering equipment but intends to use proceeds from this Offering to purchase such equipment. Given the complexity of the mastering process, there can be no assurance that the Company will be able to successfully integrate mastering into its manufacturing operations.

    REPLICATING AND PRINTING. The replication of CDs utilizes a fully integrated robotic line process which incorporates a plastic injection molding press and metalizing, lacquering and inspection equipment. High quality, CD-grade polycarbonate is injected into the mold cavity where the metal stamper has been mounted. The Company's technology allows for press cycle times of less than five seconds per disc. The clear polycarbonate disc containing all of the digitized data is then covered with a metallic coating to provide for reflection of the reading laser beam in the player. A thin layer of lacquer is then applied over the metal to protect it and to serve as a base for printing on the disc. Unacceptable CDs are detected and discarded through the inline inspection process.

    The Company owns four inline compact disc machines, each of which integrates the molding, metalizing, lacquering and inspection processes. The machines feature full robotics and automated computer controls and can run 24 hours a day depending on the number of orders and amount of downtime, if any. Each machine has a theoretical capacity of over 5,000,000 units per year; however, a more practical capacity is approximately 4,000,000 units per year. In addition to maintenance and repairs, the actual capacity is impacted by the quantity of each CD manufactured. The larger the run size per title, the less impact the setup time has upon actual capacity. Owning multiple machines provides the Company with backup capability in case of downtime on any of the machines. Management expects this mechanical redundancy to increase the number of major customers placing orders and lead to the designation of the Company as a primary or secondary supplier. The production lines are fully staffed during all shifts by a qualified crew of operators and technicians.

    Printing, which is the final production process, is performed in batches off-line in order to take advantage of the high speed nature of the printing process while avoiding the production delays typically required for printer setup. The Company's printing equipment includes screen printing presses with capabilities of up to six color printing. The Company produces its own screens and can reuse a screen up to four times. High demand colors are purchased pre-mixed in order to reduce ink waste. Custom colors are mixed in-house. Automated label and print quality inspection equipment is integrated with the screen printers to ensure high quality control and reduce the need for manual quality inspection.

    PACKAGING AND FULFILLMENT. The Company maintains equipment to provide for most customer requested packaging configurations. Currently, the standard CD packaging configuration is the plastic "jewel box" with customer or Zomax supplied print material in the bottom and top of the box. The jewel box is generally shrink or polywrapped for protection using automatic assembly and polywrap equipment. The standard audio cassette packaging is the "Norelco box." Zomax can also accommodate most unique packaging needs of its customers. As part of its dedication to providing full customer service, the Company works with its customers to develop sophisticated retail packaging configurations with many components. Product is generally shipped by common carrier. The Company does, however, provide for other methods of transport to ensure that critical delivery dates are met. The Company also offers other services, including warehousing and pick, pack and ship services.

CASSETTES

    Audio cassettes are mass-duplicated from a master tape which is run on an endless loop on a high speed duplicating system comprised of a master unit which feeds audio programming to "slave" units. The slave units make copies as the master unit runs and reruns the tape, creating large reels or "pancakes" of tape recorded with information. The tape is then fed into cassette loaders which remove the duplicated tape off the reel and place it into cassette housings. These housings are then labelled or imprinted and combined with graphics. The final step in the manufacturing process is the packaging and shipping of the cassettes.

DISKETTES

    The computer diskette is duplicated on multiple duplicating drives which are connected to a PC-based controller. The master diskette is read into the system and the controller sends the image of the master to each duplicating drive. The operator loads blank diskettes into a hopper on each duplicating drive and the system writes the information to the blank diskettes. Each diskette is verified after being duplicated to assure that what was written matches the master image. Each drive can duplicate and verify a full diskette in about 12 seconds. All rejects are discharged into a separate "reject" chute. After duplication, the diskettes are labeled at a labeling machine. The labels may be purchased on rolls, ready to apply at the machine, or they may be overprinted from rolls of blank stock on the Company's high speed thermal transfer printer. After labeling, if the order calls for several diskettes to be assembled into a multi-disk set, the diskettes are collated by an automatic collator which can handle sets of up to six discs in a single operation. Diskettes or sets of diskettes are forwarded to the Company's packaging area if retail packaging is necessary.

SALES AND MARKETING

    The Company markets and sells its multimedia products and services to a wide variety of customers, including software publishers, computer manufacturers, recording studios and other producers for retail distribution, book publishers, marketing groups and data base suppliers. Zomax's marketing strategy is to focus on a niche of various media markets, such as multimedia software publishers and independent record labels, that require personal service, flexibility, fast turn-around time and the turnkey services the Company offers such as packaging design, graphics design, printing, packaging, warehousing and drop shipping. The Company has successfully marketed itself to these target market groups by emphasizing its ability to take the information to be duplicated and perform, or arrange for the performance of, all of the steps in the process from replication to packaging to delivery. As part of its strategy the Company also intends to continue cross-marketing to customers who may require other multimedia products manufactured by the Company. For example, software publishers often need diskettes as well as CD-ROM units and independent record labels frequently require cassettes as well as CD-Audio units.

    The Company has obtained select authorized replicator status with Microsoft, Inc. that allows the Company to replicate Microsoft-Registered Trademark-products for Gateway 2000, a licensee of Microsoft-Registered Trademark-products. In addition, the Company has passed the rigorous testing required to become an Apple-Registered Trademark--approved vendor, however, no significant sales to date have resulted from attaining this status.

    Two of the Company's primary customers have been, and are expected to continue to be, Metacom, a supplier of audio cassettes, and Gateway, a major manufacturer of IBM-compatible personal computers. Metacom is a significant shareholder of the Company and an affiliate of another significant shareholder of the Company who is also the Company's Chairman of the Board, Phillip T. Levin. In 1994 and 1995, Metacom accounted for 43.7% and 19.1% of the Company total revenues, respectively. Gateway accounted for 16.4% and 15.9% of the Company's total revenues in 1994 and 1995, respectively.

    The Company is aware that Metacom is not in compliance with its loan agreement with its bank and is currently negotiating with the bank to reform its loan agreement. Metacom has advised the Company that, based on its discussions with its bank to date, it believes that a new loan agreement will be negotiated. There is no assurance, however, that such accommodation with the bank can be reached. While the Company's dependence on Metacom is decreasing significantly, the Company's sales and earnings in 1996 would be materially adversely affected if it were to lose Metacom as a customer.

    The   Company's  sales  representatives   are  responsible  for  maintaining
relationships with their existing customers and developing new business relationships. The sales representatives are supported by a customer service staff that is responsible for ensuring that each order is processed on a timely basis, that all required support materials are in place and that quality levels are achieved.

COMPETITION

    Competition is intense in the multimedia products and services market. The entire industry is experiencing rapid growth, evidenced by the increase in the number of businesses becoming CD manufacturers, a trend which may continue. There are a number of national and regional companies which manufacture CDs, cassettes and diskettes, many with significantly greater resources than the Company.

    CD-ROM and CD-Audio manufacturing is dominated by manufacturing organizations affiliated with major international music companies, such as Sony, PolyGram, Warner, BMG and EMI. Independent multimedia and record producers are generally serviced by the "non-affiliated" or independent CD manufacturers (including the Company) because of their smaller average unit runs and their greater need for a broad range of services such as pre-mastering, mastering replicating, packaging and shipping in addition to short turn-around times. The major international music company CD manufacturers and independent CD manufacturers collectively produced a majority of the 1994 worldwide output of CD-ROM and CD-Audio. The remaining 1994 CD-ROM and CD-Audio worldwide output was produced by many small and medium scale CD manufacturing operations. In the United States, the Company's independent competitors include

Disctronics, Inc. ("Disctronics"), Disc Manufacturing Inc. (a subsidiary of Quixote Corporation) ("DMI"), JVC America, Inc., Denon Electronics, Inc., KAO Infosystems Company ("KAO"), Minnesota Mining & Manufacturing, Inc. and Nimbus CD International, Inc.

    The Company believes that the principal competitive factors in its market are quality, service, reliability, price and timely delivery of product. The Company believes that it competes favorably with its competitors with respect to each of these factors. To enhance its competitive position, the Company also offers a full range of services to customers including design, preparation and printing of artwork and packaging, warehousing and shipping. The Company also believes that its competitive position is enhanced by its ability to provide its customers with both cassettes and diskettes as well as CDs. With the increased production capacity in the market, CD prices have declined and CD pricing has become an increasingly important factor in obtaining sales. The Company believes that the quality of its products and services and its ability to accommodate tight delivery schedules to some extent offset the price competition currently existing in the market.

    Other existing technologies also compete with the Company's products which deliver digital information. Portable media, such as digital audio tape, digital compact cassette and mini-disc have already been introduced commercially but have not yet achieved widespread consumer acceptance. In addition, one-time recordable CDs ("CD-R") are available and are often used to replicate short run products that are more expensive to manufacture in the traditional manner. The Company does not expect any of these technologies to expand beyond their current market niches in the near future.

    Electronic on-line delivery of digital information, such as through the Internet, is a potential future competitor of CD-ROM. The Company believes that current and projected transmission speeds and infrastructure limitations of on-line delivery systems will prevent them from replacing CD-ROM in the foreseeable future. In addition, future advances in CD-ROM technology such as higher speed drives and greater data compression could increase CD-ROM's advantages over potential competitive technologies.

PROPRIETARY RIGHTS

    Zomax, like most other CD manufacturers, uses patented technology primarily under nonexclusive licenses. These licenses generally provide for the payment of royalties based upon the number, size and use of CDs sold and terminate either upon the expiration of the patent being licensed or on a date certain.

    Zomax currently has license agreements with U.S. Philips Corporation ("Philips") and Discovision Associates ("DVA"). The Philips license grants to Zomax a non-exclusive, non-transferable license to make, use and sell licensed products in the United States. The license further provides that any patent rights not yet licensed which are essential to the manufacturing, use or sale of licensed products, which Sony or Philips may acquire in the future, will be licensed to Zomax on reasonable, non-discriminatory terms. Under the license agreement, Zomax is obligated to make certain royalty payments to Philips. The amount of the payment is determined by the number of CDs manufactured, their size and their use. The Company's license from Philips expires in 2006.

    Similarly, DVA has granted Zomax a non-exclusive, royalty bearing license to make, use, rent, lease or sell CDs which make use of the DVA patents. The royalty payments due under the DVA license depends of the number of CDs manufactured, their size and their use. The term of the DVA license continues until the expiration of the last DVA patent covered by the license which is currently in 2010. This date may change in the event of a patent invalidity ruling, premature expiration of a currently licensed patent or the subsequent issuance of a related patent.

    In July 1995, the Company received a notice from a French company, Thomson Multimedia S.A. ("Thomson"), which claims that it also owns rights to certain U.S. patented CD manufacturing technology. This notice also offered the Company a license to such technology on terms similar to those of the licenses with Philips and DVA. The Company believes that entering into a license with Thomson will not materially adversely affect the Company's financial condition and results of operations. If Thomson were to pursue any action against the Company, it is expected that a license could be negotiated, although there can be no assurance that a license could be negotiated on terms favorable to the Company or at all. If the Company is unsuccessful in negotiating a license with Thomson and if the Company is found to have infringed the Thomson patents, the Company may be required to pay damages to Thomson.

    The Company has applied for trademark registrations in the U.S. for the name "Zomax Optical Media" and for the logo containing the same name.

EMPLOYEES

    The Company has approximately 120 full-time employees and hires temporary employees as the need arises. The Company currently operates 24 hours a day, seven days a week. The Company believes that its relations with its employees are good. None of the Company's employees is covered by a collective bargaining agreement. Pursuant to a Services Agreement with Metacom, the Company receives for cost certain management information and related computer services. During 1996, the Company intends to purchase the software and hardware required to perform such services in-house. See "Certain Transactions."

FACILITIES

    The Company leases manufacturing, office and warehouse space from Metacom pursuant to a lease which expires on December 31, 1997, but is subject to three renewals, each for a three-year period, at the option of Zomax. The Company occupies approximately 3,000 square feet of office space, 10,000 square feet of production space and 28,000 square feet of warehouse space. Also, the Company has the option to rent additional office and warehouse space as its needs dictate and expects it will exercise such option as it expands its operations. Management believes this arrangement will provide adequate facilities for the Company for the foreseeable future. See "Certain Transactions."

LEGAL PROCEEDINGS

    The Company is not a party to any litigation that would have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company are as follows:

NAME                         AGE   POSITION
- ---------------------------  ---   --------------------------------------------------
Phillip T. Levin              53   Chairman of the Board of Directors
James T. Anderson             38   President, Chief Executive Officer and Director
Stephan P. Jones              49   Chief Financial Officer
Michelle S. Bedard            37   Executive Vice President
Joseph Rehak                  37   Vice President of Operations
George F. Esbensen            36   Vice President of Sales -- Software Manufacturing Group

    All directors hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified. Executive officers of the Company are appointed by and serve at the discretion of the Board of Directors. Within 90 days of the completion of this Offering, the Board of Directors intends to add three additional outside directors and to establish a Compensation Committee, which will provide recommendations concerning salaries and incentive compensation for employees of the Company, and an Audit Committee, which will review the results and scope of the audit and other services provided by the Company's independent public accountants. The majority of the members of these committees will be outside directors.

    PHILLIP T. LEVIN has been Chairman of the Board of Directors of the Company since he co-founded it in 1996. Mr. Levin was Chairman and Chief Executive Officer of the General Partner since he co-founded it and the Partnership in 1993. Mr. Levin has served as a director and officer of Metacom, a leading distributor of audio cassettes, since he co-founded it in 1970. He has served as Metacom's Chief Executive Officer since 1991.

    JAMES T. ANDERSON has been a director and President and Chief Executive Officer of the Company since he co-founded it in 1996. He was President of the General Partner since he co-founded it and the Partnership in 1993. Mr. Anderson served with Metacom from May 1982 to June 1993, including five years as Vice President of Manufacturing where he was responsible for all manufacturing activities, including purchasing, inventory control, production, warehousing and distribution. Mr. Anderson is married to Michelle S. Bedard, the Executive Vice President of the Company.

    STEPHAN P. JONES has been Chief Financial Officer of the Company since its inception and held the same position with the Partnership since July 1995. From August 1994 to June 1995, Mr. Jones was self-employed, providing accounting services to various types of businesses. Mr. Jones served as Chief Financial Officer of Discus Acquisition Corporation, a publicly-owned franchisee of Fuddruckers Restaurants, from 1985 to August 1994.

    MICHELLE S. BEDARD has been Executive Vice President of the Company since its inception in 1996. Prior to that, Ms. Bedard served as Vice President of Sales and National Sales Manager of the Partnership since its inception in 1993. From June 1991 to August 1993, Ms. Bedard was National Sales Manager of Metacom, Inc., where she was responsible for sales revenue and staff, including eight inside sales representatives and thirteen independent sales groups, the customer service department and various support staff, for all four sales divisions. Ms. Bedard is married to James T. Anderson, the President and Chief Executive Officer of the Company.

    JOSEPH REHAK has been Vice President of Operations of the Company since its inception and held the same position with the Partnership since June 1995. From April 1989 to June 1995, Mr. Rehak served as Vice President of Padco Inc., an international manufacturer of paint applicators, in Minneapolis, Minnesota, where he was responsible for the manufacturing, planning, purchasing, quality control and O.E.M. sales for the company's worldwide facilities.

    GEORGE F. ESBENSEN has been Vice President of Sales -- Software Manufacturing Group of the Company since its inception in 1996. Prior to that, Mr. Esbensen served as National Sales Manager -- Software Manufacturing Group of the Partnership since January 1994. From July 1984 to December 1993, Mr. Esbensen served as Vice President of Sales of Cycle Software Services, Inc., a software manufacturing company.

                              SUMMARY COMPENSATION

    The following table  sets forth certain  information regarding  compensation earned or awarded to the President and Chief Executive Officer and each executive officer of the Company who received annual salary and bonus compensation in excess of $100,000 for 1995 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION
                                         -------------------------------------
NAME AND PRINCIPAL POSITION               YEAR       SALARY ($)      BONUS ($)
- -------------------------------------    -------     -----------     ---------
James T. Anderson,                        1995           150,000        53,250
  President and Chief                     1994           110,000        73,478
  Executive Officer                       1993(1)         41,250

Michelle S. Bedard,                       1995           130,053(1)      6,475
  Executive Vice                          1994            96,819(2)     12,080
  President                               1993(1)         27,000

George F. Esbensen,                       1995           104,456(3)      3,650
  Vice President of                       1994            78,446(3)     --
  Sales -- Software
  Manufacturing Group

- ---------------------------
(1)  From inception (August 6, 1993) to December 31, 1993.

(2)  Includes commissions of $50,053 and $31,819 for 1995 and 1994 respectively.

(3)  Includes commissions of $24,456 and $6,331 for 1995 and 1994, respectively.

COMPENSATION OF DIRECTORS

    Nonemployee directors are expected to be paid $500 for each Board meeting attended and $250 for each Committee meeting attended, plus reimbursement of expenses. The Board of Directors has approved the automatic grant to nonemployee directors upon his or her initial election as a director of a nonqualified option to purchase, at the then fair market value, 10,000 shares of the Company's Common Stock, vesting 2,000 shares per year over five years, and, upon each re-election thereafter, of a nonqualified option to purchase, at the then fair market value, 2,000 shares of Common Stock, vesting immediately upon grant.

EMPLOYMENT AGREEMENT

    On March 1, 1996, the Company entered into an Employment Agreement, which will be effective upon closing of the Offering, with James T. Anderson, President and Chief Executive Officer of the Company, pursuant to which Mr. Anderson will be entitled to an initial annual base salary of $195,000 and a bonus equal to five percent of the Company's earnings before taxes, as defined in the agreement. The agreement also provides him with a ten-year option to purchase 125,000 shares of the Company's Common Stock at an exercise price equal to the Price to Public, vesting 35,000 shares immediately and 30,000 shares each year for three years. Mr. Anderson will be required by the agreement to maintain confidentiality of all Company trade secrets and upon termination of employment will be prohibited from participating in a competing venture for a period of one year. The initial term of the agreement will end on December 31, 1998 unless sooner terminated in accordance with the provisions of the agreement. If the Company terminates Mr. Anderson without "cause" or if Mr. Anderson resigns for "good reason" or within one year after a "change in control," Mr. Anderson will be entitled to receive, among other things, (i) an amount equal to twice any bonus payments earned by him for the immediately preceding fiscal year and (ii) an amount equal to twice the base salary in effect at that time, unless such termination or resignation occurs prior to the end of 1996, in which event the amount Mr. Anderson will be entitled to receive shall be equal to the monthly base salary then in effect multiplied by the number of months remaining in his initial term of employment. The agreement generally defines "cause" as
(i) gross misconduct, dishonesty or disloyalty; (ii) willful and material breach of the agreement by Mr. Anderson; or (iii) conviction or entry of a plea of guilty or nolo contendere by Mr. Anderson to any felony or to any misdemeanor involving fraud, misrepresentation or theft. "Good reason" is defined to include the following events unless corrected by the Company within two weeks of notice from Mr. Anderson: (i) a substantial reduction in the nature or status of Mr. Anderson's responsibilities under the Agreement; (ii) a reduction by the Company in Mr. Anderson's base salary except as otherwise permitted by the agreement;
(iii) the failure by the Company to allow Mr. Anderson to participate to the full extent in all plans, programs or benefits in accordance with the terms of the agreement; and (iv) relocation of Mr. Anderson's principal office more than 20 miles from its current location. Pursuant to the agreement, a "change of control" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power (with respect to the election of directors) of the Company's then outstanding securities other than Phillip T. Levin; (ii) at any time after the execution of the agreement, individuals who as of the date of the execution of the agreement constitute the Board (and any new director whose election to the Board or nomination for election to the Board by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office) cease for any reason to constitute a majority of the Board; (iii) the consummation of a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power (with respect to the election of directors) of the securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation; or (iv) the consummation of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all of the Company's business or assets.

STOCK OPTIONS

    On March 1, 1996, the Board of Directors and sole shareholder of the Company adopted the 1996 Stock Option Plan (the "Plan") in order to provide for the granting of stock purchase options to employees, directors and officers of the Company. The Plan permits the granting of incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and also nonqualified stock options which do not meet the requirements of
Section 422. The Company has reserved 600,000 shares of its Common Stock for issuance upon exercise of options granted under the Plan. Upon completion of this Offering, the Company will have outstanding options to purchase an aggregate of 345,000 shares under the Plan. Each outstanding option will be exercisable at a per share price equal to the price per Share in this Offering and will expire on its tenth anniversary.

EMPLOYEE STOCK PURCHASE PLAN

    On March 4, 1996, the Board of Directors of the Company adopted an Employee Stock Purchase Plan effective July 1, 1996. The Plan enables employees to contribute up to 10% of their compensation toward the purchase of the Company's Common Stock at 85% of the lower of the closing price for a share of the Company's Common Stock as reported on the Nasdaq National Market on the commencement date of the phase or on the termination date of the phase six months later. A total of 250,000 shares have been reserved for issuance under this plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Articles of Incorporation, as amended, limit the liability of directors in their capacity as directors to the Company or its shareholders to the full extent permitted by Minnesota law. The Articles provide that a director shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the

Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for dividends, stock repurchases and other distributions made in violation of Minnesota law or for violations of the Minnesota securities laws, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of the provision in the Company's Articles of Incorporation, as amended, limiting such liability. These provisions do not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, although, as a practical matter, equitable relief may not be available. The above provisions also do not limit liability of the directors for violations of, or relieve them from the necessity of complying with, the federal securities law.

    The Articles of Incorporation of the Company, as amended, also provide that the Company will exercise, to the extent permitted by law, its power of indemnification, and that the foregoing right of indemnification shall not be exclusive of other rights to which a person shall be entitled as a matter of law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

    In January 1995, the Company's predecessor, the Partnership, acquired the entire manufacturing operation of Metacom, but not its marketing operation (the "Acquisition"). Metacom is a significant shareholder of the Company. Phillip T. Levin, the Chairman of the Board and a significant shareholder of the Company, is the sole shareholder of Metacom. Certain assets of the manufacturing operation of Metacom were purchased by the Partnership and others were contributed to the Partnership in exchange for limited interests in the Partnership. The assets purchased include, among other things, specified production, warehouse, transfer room and office equipment. The total purchase price for the specified production, warehouse and transfer room equipment was $492,085, payable with $300,000 cash, assumption of $42,085 in Metacom liabilities and a two-year promissory note for $150,000 bearing interest at 8.5% per annum and payable monthly. As part of the Reorganization, the Company will assume the Partnership's obligations under this note. The total purchase price for the office equipment was $75,341, payable with $18,000 cash and a one-year promissory note for $57,341 bearing interest at 8.5% per annum and payable monthly. This note has been paid in full and cancelled. The assets assigned to the Partnership in exchange for Limited Interests in the Partnership pursuant to an Assignment and Assumption Agreement dated January 1, 1995 include, among other things, certain of Metacom's inventory, records, know-how and goodwill. In addition, Metacom has entered into the Manufacturing Agreement described below. In consideration for this contract and the assignment of the other assets of Metacom, the Partnership issued to Metacom $1,360,000 of limited interests in the Partnership at $60,000 per interest (the "Metacom Limited Interests"), of which $300,000 were redeemed during 1995. See "Principal Shareholders."

    As mentioned above, Metacom is a party to a Manufacturing Agreement with Zomax. Additionally, Metacom has entered into a Services Agreement and
Office/Warehouse Lease with Zomax. Pursuant to the Manufacturing Agreement, Zomax will provide Metacom with its full requirement of compact discs and audio cassettes at the same price as Metacom could obtain such products and services from an unrelated third-party. This agreement terminates December 31, 1997. Metacom is a significant customer of Zomax, accounting for 43.7% and 19.1% of the Company's revenues in 1994 and 1995, respectively.

    Zomax entered into a Services Agreement with Metacom effective January 1, 1995. The Agreement provides that, as needed, Zomax may purchase at cost from Metacom, telephone, information, accounting, regulatory, human resource, management and other miscellaneous services. Currently, the only services that Metacom provides to Zomax under the Agreement is the sharing of certain management information system personnel and certain telephone personnel. Zomax intends to purchase the software and hardware required to perform its own management information services ("MIS") and is currently investigating various MIS software and hardware packages. See "Business -- Sales and Marketing" and
Note 8 to the Financial Statements.

    The Company is aware that Metacom is not in compliance with its loan agreement with its bank and is currently negotiating with the bank to reform the loan agreement. Metacom's account payable for products and services purchased from the Company generally ranges in amounts from $400,000 to $1,000,000. If Metacom were to default on any of its obligations to the Company, whether on its account payable or under any agreement with the Company, the Company's determination as to the course of action to take will be made on an arm's length basis by its Board of Directors. Phillip T. Levin, the Company's Chairman of the Board of Directors and sole shareholder of Metacom, will not participate in Board or management discussions regarding Metacom or vote as a Company director on any matter involving Metacom. See "Business -- Sales and Marketing."

    Metacom leases manufacturing, office and warehouse space to Zomax pursuant to a lease which expires in 1997, subject to renewal by the Company. Zomax is obligated to pay Metacom base rent of $7.50 per net rentable square foot of office space per annum; $5.00 per net rentable square foot of production space per annum; and $3.50 per net rentable square foot of warehouse space per annum. Additionally, Zomax is obligated to pay its proportionate share of taxes and operating expenses. See "Business -- Facilities" and Note 8 to the Financial Statements.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth as of the date of the Prospectus, and as adjusted to reflect the Reorganization and the sale of the Shares offered hereby, certain information regarding beneficial ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all executive officers and directors of the Company as a group. The following information assumes that the named individuals will not be purchasing any Shares in this Offering.

                                                                     SHARES           PERCENT BEFORE   PERCENT AFTER
NAME AND ADDRESS                                              BENEFICIALLY OWNED(1)    OFFERING(1)      OFFERING(1)
- ------------------------------------------------------------  ---------------------   --------------   -------------
Phillip T. Levin(2)(3)......................................        1,292,823             46.2%            30.8%
James T. Anderson(2)(4).....................................          457,061             16.0%            10.8%
Michelle S. Bedard(2)(5)....................................          457,061             16.0%            10.8%
George F. Esbensen(2)(6)....................................            5,000            *                *
Metacom, Inc.(2)............................................          287,311             10.3%             6.8%
John M. Hundley(7)..........................................          161,618              5.8%             3.8%
All executive officers and directors as a group (6
persons)(8).................................................        1,754,884             61.5%            41.2%

- ---------------------------
*   Less than one percent.

(1) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of the date of the Prospectus, or within 60 days of such date, are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group. For purposes of calculating the percent of class owned after this Offering, it was assumed that the officers, directors and principal shareholders will not be purchasing Shares in this Offering. Unless otherwise indicated, each person named or included in the group has sole voting and investment power with respect to the shares of Common Stock set forth opposite the shareholder's name.

(2) The address of each director and officer of the Company and of Metacom, Inc. is 5353 Nathan Lane, Plymouth, MN 55442.

(3) Includes 287,311 shares held by Metacom, a company of which Mr. Levin is the sole shareholder, director and officer.

(4) Includes 35,000 shares issuable to Mr. Anderson pursuant to a currently exercisable option and 15,000 shares issuable to Ms. Bedard, his spouse, pursuant to a currently exercisable option.

(5) Includes 15,000 shares issuable to Ms. Bedard pursuant to a currently exercisable option, 407,061 shares held by Mr. Anderson, her spouse, and 35,000 shares issuable to Mr. Anderson pursuant to a currently exercisable option.

(6) Represents shares issuable to Mr. Esbensen pursuant to a currently exercisable option.

(7) Mr. Hundley's address is 1202 Huntington, Duncanville, Texas 75237.

(8) Includes 55,000 shares issuable pursuant to currently exercisable options.

                           DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company will consist of 25,000,000 shares of capital stock without par value, of which 15,000,000 shares are Common Stock and 10,000,000 shares are not designated as to terms and preferences.

COMMON STOCK

    The Company has 2,800,000 shares of Common Stock issued and outstanding. The holders of the Common Stock: (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all the assets of the Company available for distribution to holders of the Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters which shareholders may vote on at all meetings of shareholders. All shares of the Common Stock now outstanding are fully paid and nonassessable.

    The holders of the Common Stock do not have cumulative voting rights, which means that the holders of more than 50 percent of such outstanding shares voting for the election of directors can elect all of the directors of the Company to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

UNDESIGNATED STOCK

    Under governing Minnesota law and the Company's Articles of Incorporation, no action by the Company's shareholders is necessary, and only action of the Board of Directors is required, to authorize the issuance of any of the undesignated stock. The Board of Directors is empowered to establish, and to designate the name of, each class or series of the undesignated shares and to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences). Accordingly, the Board of Directors, without shareholder approval, may issue undesignated stock with terms (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences) that could adversely affect the voting power and other rights of holders of the Common Stock.

    The existence of undesignated stock may have the effect of discouraging an attempt, through acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to effecting a merger, sale or exchange of assets or a similar transaction. The anti-takeover effects of the undesignated shares may deny shareholders the receipt of a premium on their Common Stock and may also have a depressive effect on the market price of the Common Stock.

MINNESOTA BUSINESS CORPORATION ACT

    Section 302A.671 of the Minnesota Business Corporation Act provides that, unless the acquisition of certain new percentages of voting control of the Company (in excess of 20%, 33 1/3% or 50%) by an existing shareholder or other person is approved by the holders of a majority of the outstanding voting stock other than shares held by the acquirer (if already a shareholder) and officers and directors who are also employees of the Company, the shares acquired above any such new percentage level of voting control will not be entitled to voting rights. In addition, if the requirements of this Section are not satisfied, the Company may redeem the shares so acquired by the acquirer at their market value.
Section 302A.671 generally does not apply to a cash offer to purchase all shares of voting stock of the issuing corporation if such offer has been approved by a majority vote of disinterested directors of the issuing corporation.

    Section 302A.673 of the Minnesota Business Corporation Act restricts certain transactions between the Company and a shareholder who becomes the beneficial holder of 10% or more of any class of the Company's outstanding voting stock (an "interested shareholder") unless a majority of the disinterested directors of the Company have approved, prior to the date on which the shareholder acquired a 10% interest, either the business combination transaction suggested by such a shareholder or the acquisition of shares that made such a shareholder a statutory interested shareholder. If such prior approval is not obtained, this section imposes a four-year prohibition from the interested shareholder's share acquisition date on mergers, sales of substantial assets, loans, substantial issuance of stock and various other transactions involving the Company and the interested shareholder or its affiliates.

    In the event of certain tender offers for stock of the Company, Section 302A.675 of the Minnesota Business Corporation Act precludes the tender offeror from acquiring additional shares of stock (including acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of such an offer unless the selling shareholders are given the opportunity to sell the shares on terms that are substantially equivalent to those contained in the earlier tender offer. The Section does not apply if a committee of the Board consisting of all of its disinterested directors (excluding present and former officers of the corporation) approves the subsequent acquisition before the shares are acquired pursuant to the earlier tender offer.

    These statutory provisions could have the effect of delaying or preventing a change in the control of the Company in a transaction or series of transactions not approved by the Board of Directors.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar with respect to the Company's Common Stock is Norwest Bank Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    The Company has outstanding 2,800,000 shares of Common Stock. In addition, as of the date of this Prospectus, the Company has outstanding 345,000 shares reserved for issuance upon exercise of options granted under the Company's 1996 Stock Option Plan. All of the 4,200,000 shares to be outstanding after the Offering will be freely tradeable without restrictions or registration under the Securities Act, except as follows. Of these shares, 2,800,000 are subject to lockup agreements pursuant to which the holders of such shares agreed not to offer, sell or otherwise dispose of any of their shares for a period of 180 days after the effective date of this Offering, without the prior written consent of the Representative. Further, officers and directors of the Company, who currently beneficially hold 1,699,884 shares of the Company's Common Stock, are subject to the restrictions of Rule 144 of the Securities Act with respect to the sale of such shares.

    In general, under Rule 144 a person (or persons whose sales are aggregated) who beneficially owns shares acquired privately from the Company or an affiliate of the Company at least two years previously and an affiliate of the Company who beneficially owns shares acquired (whether or not such shares were acquired privately) from the Company or an affiliate of the Company at least two years previously, are entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock or the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding the filing of notice with the Commission in connection with such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. A person who has not been an affiliate of the Company at any time during the three months preceding a sale and who beneficially owns shares acquired from the Company or an affiliate of the Company at least three years previously is entitled to sell all such shares under Rule 144 without regard to any of the limitations of the Rule.

    In addition, Rule 144A under the Securities Act, as currently in effect, in general, permits unlimited resales of certain restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows the existing shareholders of the Company to sell their shares to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to nonaffiliates do not lose their status as restricted securities.

    The Company cannot predict the effect, if any, that sales of the securities subject to the previously described lockup or Rule 144 restrictions or the availability of such securities for sale could have on the market price, if any, prevailing from time to time. Nevertheless, sales of substantial amounts of the Company's securities, including the securities offered hereby, could adversely affect prevailing market prices of the Company's securities and the Company's ability to raise additional capital by occurring at a time when it would be beneficial for the Company to sell securities.

                                  UNDERWRITING

    The Underwriters named below, for which R. J. Steichen & Company is acting as representative (the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement with the Company to purchase from the Company the 1,400,000 shares of Common Stock offered hereby. The number of Shares that each Underwriter has agreed to purchase is set forth opposite its name below:

UNDERWRITING                                                                           NUMBER OF SHARES
- ------------------------------------------------------------------------------------  ------------------
R. J. Steichen & Company............................................................

                                                                                      ------------------
  Total.............................................................................         1,400,000
                                                                                      ------------------
                                                                                      ------------------

    The Underwriting Agreement provides that the several Underwriters will be obligated to purchase all of the 1,400,000 Shares offered hereby, if any are purchased.

    The Underwriters propose to offer the shares to the public at the Price to Public set forth on the cover page of this Prospectus and to dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other brokers and dealers. After the initial public offering, the Price to Public, concession and reallowance may be changed by the Representative. Additionally, the Company has agreed to pay the Representative a nonaccountable expense allowance equal to 2% of the aggregate public offering price. The Company has paid the Representative $10,000 as an advance against this nonaccountable expense allowance.

    The Company has granted the Underwriters an option exercisable within 45 days after the effective date of the Registration Statement of which this Prospectus is a part, to purchase up to an additional 210,000 shares of Common Stock at the Price to Public, less the Underwriting Discount shown on the cover page of this Prospectus. The Underwriters may exercise such option only for the purpose of covering any overallotments in the sale of the Shares of Common Stock offered hereby.

    The Company has agreed to sell to the Representative, for nominal consideration, a warrant to purchase up to 140,000 shares of Common Stock (the "Representative's Warrant"). The Representative's Warrant may be exercised in whole or in part commencing twelve months after the effective date of the Registration Statement of which this Prospectus is a part and for a period of four years thereafter, at an exercise price equal to 120% of the Price to Public. The Representative's Warrant may not be transferred, sold, assigned or hypothecated for a period of one year from the effective date of this Offering except to officers of the Representative or members of the underwriting syndicate or the selling group. The Representative's Warrant contains anti-dilution provisions providing for appropriate adjustments on the occurrence of certain events, and contains customary demand and participatory registration rights. Any profits realized by the Representative upon the sale of such warrant or the securities issuable upon exercise thereof may be deemed to constitute additional underwriting compensation.

    The Representative has informed the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    The Underwriting Agreement provides for reciprocal indemnification between the Company, the Underwriters and their controlling persons against civil liabilities in connection with the Offering, including liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

    Holders of Common Stock of the Company, who beneficially own in the aggregate 2,800,000 shares, have agreed that they will not, without the prior consent of the Representative, publicly offer, sell or grant any option to sell any securities of the Company in the open market or otherwise for a period of 180 days from the effective date of this Offering.

    Prior to this Offering there has been no public trading market for the Common Stock. The initial public offering price of the Shares has been determined by negotiations between the Company and the Representative and bears no relation to the Company's current earnings, book value, net worth or financial statement criteria of value.

    The foregoing is a brief summary of the provisions of the Underwriting Agreement and the Representative's Warrant and does not purport to be a complete statement of their terms and conditions. The Underwriting Agreement and the Representative's Warrant have been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Fredrikson & Byron, P.A. Certain legal matters for the Underwriters will be passed upon by Briggs & Morgan, Professional Association.

                                    EXPERTS

    The audited financial statements of the Company and the Partnership included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

    Prior to this Offering, the Company has not been subject to the reporting requirements of the Securities Exchange Act of 1934. The Company has filed with the Washington, D.C. Office of the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the sale of the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to the Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected by anyone without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or at one of the Commission's regional offices: 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York, 10048. Copies of all or any part of such material may be obtained upon payment of the prescribed fees from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

    The Company intends to distribute to its shareholders annual reports containing audited financial statements and interim reports containing unaudited financial statements.

                         INDEX TO FINANCIAL STATEMENTS

                           ZOMAX OPTICAL MEDIA, INC.

                                                                                                               PAGE
                                                                                                             ---------

Report of Independent Public Accountants...................................................................  F-2

Balance Sheet as of March 1, 1996..........................................................................  F-3

Notes to Financial Statements..............................................................................  F-4

                    ZOMAX OPTICAL MEDIA LIMITED PARTNERSHIP

                                                                                                               PAGE
                                                                                                             ---------

Report of Independent Public Accountants...................................................................  F-6

Balance Sheets as of December 31, 1994 and 1995............................................................  F-7

Statements of Operations For the Period from Inception (August 6, 1993) through December 31, 1993 and for the Years Ended December 31, 1994 and 1995................................................................  F-8

Statements of Changes in Partners' Capital For the Period from Inception (August 6, 1993) through December
 31, 1993 and for the Years Ended December 31, 1994 and 1995...............................................  F-9

Statements of Cash Flows For the Period from Inception (August 6, 1993) through December 31, 1993 and for the Years Ended December 31, 1994 and 1995................................................................  F-10

Notes to Financial Statements..............................................................................  F-11

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Zomax Optical Media, Inc.:

    We have audited the accompanying balance sheet of Zomax Optical Media, Inc. (a Minnesota corporation) as of March 1, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Zomax Optical Media, Inc. as of March 1, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
March 4, 1996

                           ZOMAX OPTICAL MEDIA, INC.

                                 BALANCE SHEET

                                 MARCH 1, 1996

                                     ASSETS

Cash..............................................  $  7
                                                    ----
  Total assets....................................  $  7
                                                    ----
                                                    ----

                  SHAREHOLDER'S EQUITY

Undesignated stock, no par value, 10,000,000
 authorized shares; no shares issued and
 outstanding......................................  $--
Common stock, no par value, 15,000,000 authorized
 shares; 1 share issued and outstanding...........     7
Retained earnings.................................   --
                                                    ----
  Total shareholder's equity......................  $  7
                                                    ----
                                                    ----

       The accompanying notes are an integral part of this balance sheet.

                           ZOMAX OPTICAL MEDIA, INC.

                             NOTES TO BALANCE SHEET

                                 MARCH 1, 1996

1.  ORGANIZATION:
    Zomax Optical Media, Inc. (the Company) was incorporated on February 22, 1996 and, except for organizational matters and activities undertaken in connection with the proposed initial public offering of its common stock (the Offering), has been inactive since that date. As a result, the Company has not had any revenue or expenses.

2.  SHAREHOLDER'S EQUITY:
    The authorized capital stock of the Company consists of 15,000,000 shares of common stock with no par value and 10,000,000 undesignated shares with no par value. On March 1, 1996, the initial capitalization of the Company occurred with the sale of one share of common stock for $7.

    STOCK OPTION PLAN

    On March 1, 1996, the Board of Directors and sole shareholder of the Company adopted the 1996 Stock Option Plan (the Plan) in order to provide for the granting of stock purchase options to employees of the Company. The Company has reserved 600,000 shares of its common stock for issuance upon the exercise of options granted under the Plan. Upon closing of the proposed initial public stock offering, the Company will have outstanding options to purchase an aggregate of 345,000 common shares under the Plan at the price per share in the Offering with 62,500 shares vested with the remaining vesting over the next five years. These options expire on March 1, 2006.

    EMPLOYEE STOCK PURCHASE PLAN

    On March 4, 1996, the Board of Directors of the Company adopted an Employee Stock Purchase Plan effective July 1, 1996. The Plan enables employees to contribute up to 10% of their compensation toward the purchase of the Company's Common Stock at 85% of fair market value. A total of 250,000 shares have been reserved for issuance under this plan.

3.  PROPOSED INITIAL PUBLIC STOCK OFFERING:
    On December 28, 1995, Zomax Optical Media Limited Partnership (the Partnership) signed a letter of intent to file with the Securities and Exchange Commission a Form S-1 Registration Statement for an initial public stock offering of 4,200,000 shares of common stock (excluding the underwriter's overallotment option to purchase an additional 210,000 shares of common stock) of the Company. Existing interests in the Partnership will be exchanged for 2,800,000 shares of the common stock with the remaining 1,400,000 shares to be sold to the underwriter. The proceeds from the Offering will be used to purchase mastering equipment, additional compact disc manufacturing and packaging equipment, and for working capital. In connection with the proposed offering, the underwriter will be granted warrants to purchase 10% of the shares sold in the Offering, exercisable for a period of five years, commencing one year from the Offering date, at an exercise price equal to 120% of the public offering price.

    There can be no assurance that the transaction described above will be completed, or completed under the described terms.


    The Company has agreed to enter into an agreement pursuant to which all the operating, assets, liabilities and debt related to the Partnership will be transferred to the Company in exchange for 2,800,000 shares of common stock of the Company. The Partnership will then liquidate and distribute approximately 1,100,000 and 1,700,000 shares of common stock of the Company to ZOMI Corp. (the General Partner) and to the limited partners, respectively. Pursuant to the terms of the Amended Partnership Agreement, the approval of the General Partner and holders of a majority of the limited partnership interests is required to approve the dissolution of the Partnership, although the General Partner has the authority to sell the Partnership's assets and liabilities without the approval of the limited partners. The partners have met and approved the dissolution of the Partnership subject to the completion of the transfer of the Partnership

                           ZOMAX OPTICAL MEDIA, INC.

                                 MARCH 1, 1996

3.  PROPOSED INITIAL PUBLIC STOCK OFFERING: (CONTINUED)

assets and liabilities to the Company and the closing of this Offering. The Partnership does not become obligated to transfer its assets and liabilities in exchange for shares of the Company's Common Stock unless and until the General Partner signs the agreement with the Company at the closing of this Offering. However, the approval by the partners of the dissolution of the Partnership prior to the effectiveness of the Registration Statement covering the shares to be issued to the partners upon dissolution may be deemed a sale in technical violation of Section 5(a) of the Securities Act. In such event, the partners may have certain claims against the Company. If all or a substantial portion of the limited partners were successful in their claims against the Company and were entitled to any remedies, including rescission rights, the financial condition of the Company could be materially adversely affected.


    The shareholders of the General Partner will contribute their interests in the General Partner to the Company in exchange for approximately 1,100,000 common shares of the Company. The Company will then initiate a subsidiary merger with the General Partner and approximately 1,100,000 shares of common stock held by the General Partner will be canceled. After this cancellation, the Company will have 2,800,000 common shares outstanding.

    On March 1, 1996, the Company entered into an employment agreement, which will be effective upon closing of the Offering, with its President and Chief Executive Officer, pursuant to which the executive will be entitled to an initial annual base salary of $195,000 and a bonus equal to five percent of the Company's earnings before taxes, as defined in the agreement. The agreement also provides the executive with a ten-year option to purchase 125,000 shares of the Company's Common Stock at an exercise price equal to the Price to Public, vesting 35,000 shares immediately and 30,000 shares each year for three years. These options will be issued pursuant to the Stock Option Plan described in Note 2, and are included in the outstanding options described therein. The executive will be required by the agreement to maintain confidentiality of all Company trade secrets and upon termination of employment will be prohibited from participating in a competing venture for a period of one year. The initial term of the agreement will end on December 31, 1998 unless sooner terminated in accordance with the provisions of the agreement. If the Company terminates the executive without "cause" or if the executive resigns for "good reason" or within one year after a "change in control," as such terms are defined in the agreement, the executive will be entitled to receive, among other things, (i) an amount equal to twice any bonus payments earned by the executive for the immediately preceding fiscal year and (ii) an amount equal to twice the base salary in effect at that time, unless such termination or resignation occurs prior to the end of 1996, in which event the amount the executive will be entitled to receive shall be equal to the monthly base salary then in effect multiplied by the number of months remaining in the executive's initial term of employment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Zomax Optical Media
Limited Partnership:

    We have audited the accompanying balance sheets of Zomax Optical Media Limited Partnership, a Minnesota Limited Partnership, as of December 31, 1994 and 1995, and the related statements of operations, changes in partners' capital and cash flows for the period from inception (August 6, 1993) through December 31, 1993 and the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Partnership's General Partner. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zomax Optical Media Limited Partnership, a Minnesota Limited Partnership, as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from inception (August 6, 1993) through December 31, 1993 and the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles.

                                             ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
March 4, 1996

                    ZOMAX OPTICAL MEDIA LIMITED PARTNERSHIP,
                        A MINNESOTA LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                               AS OF DECEMBER 31

                                     ASSETS

                                                                      1994        1995
                                                                   ----------  ----------
Current Assets:
  Cash and cash equivalents......................................  $1,116,687  $  936,662
  Accounts receivable --
    Trade, less allowance for doubtful accounts of $110,000 in
     1995........................................................     960,476   2,413,044
    Affiliate....................................................      99,282     540,988
    Other........................................................      --          65,301
  Inventories....................................................     411,710     787,198
  Prepaid expenses...............................................       2,837     102,234
                                                                   ----------  ----------
      Total current assets.......................................   2,590,992   4,845,427
Property and Equipment, net of accumulated depreciation of
 $398,782 and $938,904...........................................   2,840,845   4,662,406
Other Assets:
  Restricted cash (Note 2).......................................     519,275     391,406
  Organization costs, net........................................       7,167       5,167
                                                                   ----------  ----------
                                                                   $5,958,279  $9,904,406
                                                                   ----------  ----------
                                                                   ----------  ----------
                      LIABILITIES AND PARTNERS' CAPITAL

Current Liabilities:
  Due to affiliate (Note 4)......................................  $  318,000  $   --
  Current portion of notes payable --
    Affiliate....................................................      --          78,174
    Other........................................................     622,448   1,138,201
  Preferential distributions payable to partners.................     100,000     123,229
  Accounts payable...............................................     704,480   1,767,262
  Accrued liabilities............................................     425,796     719,065
                                                                   ----------  ----------
                                                                    2,170,724   3,825,931
Notes Payable, net of current portion............................   2,152,923   2,589,218
                                                                   ----------  ----------
Commitments and Contingencies (Note 7)
Partners' Capital:
  General Partner................................................     351,902     621,003
  Limited partners...............................................   1,282,730   2,868,254
                                                                   ----------  ----------
    Total partners' capital......................................   1,634,632   3,489,257
                                                                   ----------  ----------
                                                                   $5,958,279  $9,904,406
                                                                   ----------  ----------
                                                                   ----------  ----------

      The accompanying notes are an integral part of these balance sheets.

                    ZOMAX OPTICAL MEDIA LIMITED PARTNERSHIP,
                        A MINNESOTA LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS

    FOR THE PERIOD FROM INCEPTION (AUGUST 6, 1993) THROUGH DECEMBER 31, 1993
                 AND THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                         PERIOD FROM
                                                          INCEPTION
                                                          (AUGUST 6,
                                                            1993)
                                                           THROUGH            DECEMBER 31
                                                         DECEMBER 31,   -----------------------
                                                             1993          1994        1995
                                                         ------------   ----------  -----------
Sales..................................................  $ 2,794,180    $9,842,095  $13,217,539
Cost of Sales..........................................    2,496,442     7,502,572   10,036,991
                                                         ------------   ----------  -----------
    Gross profit.......................................      297,738     2,339,523    3,180,548
Selling, General and Administrative Expenses...........      318,465     1,254,040    2,053,443
                                                         ------------   ----------  -----------
    Operating income (loss)............................      (20,727)    1,085,483    1,127,105
Interest Expense.......................................      (38,500)     (236,665)    (318,087)
Interest Income........................................        3,159        36,193       70,956
                                                         ------------   ----------  -----------
    Net income (loss)..................................  $   (56,068)   $  885,011  $   879,974
                                                         ------------   ----------  -----------
                                                         ------------   ----------  -----------

        The accompanying notes are an integral part of these statements.

                    ZOMAX OPTICAL MEDIA LIMITED PARTNERSHIP,
                        A MINNESOTA LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

    FOR THE PERIOD FROM INCEPTION (AUGUST 6, 1993) THROUGH DECEMBER 31, 1993
                 AND THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                      1993        1995
                                                         SPECIAL    REGULAR     REGULAR     METACOM
                                               GENERAL   LIMITED    LIMITED     LIMITED     LIMITED
                                               PARTNER   PARTNERS   PARTNERS    PARTNERS    PARTNER     TOTAL
                                               --------  --------  ----------  ----------  ---------  ----------
Balance, as previously reported (August 6,
 1993).......................................  $  --     $  --     $   --      $   --      $  --      $   --
  Distribution on purchase of Metacom
   manufacturing assets (Note 4).............     --        --         --          --        (62,810)    (62,810)
                                               --------  --------  ----------  ----------  ---------  ----------
Balance, as restated
 (August 6, 1993)............................     --        --         --          --        (62,810)    (62,810)
  Capital contributions, net of issuance
   costs.....................................    10,934   271,363     795,203      --         --       1,077,500
  Net income (loss)..........................      (853)  (21,168)    (62,032)     --         27,985     (56,068)
  Distribution to Metacom....................     --        --         --          --        (27,985)    (27,985)
                                               --------  --------  ----------  ----------  ---------  ----------
Balance, December 31, 1993...................    10,081   250,195     733,171      --        (62,810)    930,637
  Net income.................................   341,821   151,356     310,818      --         81,016     885,011
  Distributions to partners..................     --        --       (100,000)     --         --        (100,000)
  Distribution to Metacom....................     --        --         --          --        (81,016)    (81,016)
                                               --------  --------  ----------  ----------  ---------  ----------
Balance, December 31, 1994...................   351,902   401,551     943,989      --        (62,810)  1,634,632
  1995 limited partner capital contributions,
   net of issuance
   costs.....................................     --        --         --       1,527,735     --       1,527,735
  Repurchase of Metacom limited interests
   (Note 4)..................................     --        --         --          --       (300,000)   (300,000)
  Net income.................................   340,519   130,017     225,474     100,382     83,582     879,974
  Distributions to partners..................   (71,418)  (27,270)   (108,050)    (46,346)    --        (253,084)
                                               --------  --------  ----------  ----------  ---------  ----------
Balance, December 31, 1995...................  $621,003  $504,298  $1,061,413  $1,581,771  $(279,228) $3,489,257
                                               --------  --------  ----------  ----------  ---------  ----------
                                               --------  --------  ----------  ----------  ---------  ----------

        The accompanying notes are an integral part of these statements.

                    ZOMAX OPTICAL MEDIA LIMITED PARTNERSHIP,
                        A MINNESOTA LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

    FOR THE PERIOD FROM INCEPTION (AUGUST 6, 1993) THROUGH DECEMBER 31, 1993
                 AND THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                                    PERIOD FROM
                                                                                     INCEPTION
                                                                                  (AUGUST 6, 1993)         DECEMBER 31
                                                                                  THROUGH DECEMBER   ------------------------
                                                                                      31, 1993          1994         1995
                                                                                  ----------------   -----------  -----------
Operating Activities:
  Net income (loss).............................................................    $   (56,068)     $   885,011  $   879,974
Adjustments to reconcile net income (loss) to net cash from operating activities
 --
    Depreciation and amortization...............................................         76,325          325,290      542,122
    Changes in operating assets and liabilities:
      Trade accounts receivable.................................................       (332,761)        (726,997)  (1,894,274)
      Inventories...............................................................        (76,968)         (91,742)    (375,488)
      Prepaid expenses..........................................................        (30,800)          27,963      (99,397)
      Other receivables.........................................................       --                --           (65,301)
      Accounts payable..........................................................        220,330          484,150    1,062,782
      Accrued liabilities.......................................................         61,537          322,174      335,354
      Due to affiliate..........................................................       --                --          (567,426)
                                                                                  ----------------   -----------  -----------
        Net cash provided by (used in) operating
         activities.............................................................       (138,405)       1,225,849     (181,654)
                                                                                  ----------------   -----------  -----------
Investing Activities:
  Purchases of property and equipment...........................................     (1,585,327)      (1,392,684)  (2,361,683)
  Sale of financial instruments.................................................       --                --           519,275
  Purchase of financial instruments.............................................       (266,737)        (252,538)    (391,406)
                                                                                  ----------------   -----------  -----------
        Net cash used in investing activities...................................     (1,852,064)      (1,645,222)  (2,233,814)
                                                                                  ----------------   -----------  -----------
Financing Activities:
  Capital contributions, net of issuance costs..................................      1,077,500          --         1,527,735
  Proceeds from notes payable --
    Affiliate...................................................................       --                --           207,341
    Other.......................................................................      1,406,450        1,448,717    1,845,171
  Repayment of notes payable --
    Affiliate...................................................................       --                --          (129,167)
    Other.......................................................................        (42,208)        (244,929)    (685,782)
  Repurchase of Metacom limited interests.......................................       --                --          (300,000)
  Distributions to partners.....................................................        (27,985)         (81,016)    (229,855)
  Payment of organization costs.................................................        (10,000)         --           --
                                                                                  ----------------   -----------  -----------
        Net cash used in financing activities...................................      2,403,757        1,122,772    2,235,443
                                                                                  ----------------   -----------  -----------
        Net increase (decrease) in cash.........................................        413,288          703,399     (180,025)
Cash and Cash Equivalents:
  Beginning of period...........................................................       --                413,288    1,116,687
                                                                                  ----------------   -----------  -----------
  End of period.................................................................    $   413,288      $ 1,116,687  $   936,662
                                                                                  ----------------   -----------  -----------
                                                                                  ----------------   -----------  -----------
Supplemental Cash Flow Disclosure:
  Cash paid for interest........................................................    $    38,499      $   203,178  $   296,524
                                                                                  ----------------   -----------  -----------
                                                                                  ----------------   -----------  -----------

        The accompanying notes are an integral part of these statements.

                    ZOMAX OPTICAL MEDIA LIMITED PARTNERSHIP,
                        A MINNESOTA LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1994 AND 1995

1.  ORGANIZATION:
    Zomax Optical Media Limited Partnership, a Minnesota Limited Partnership (the Partnership), organized on August 6, 1993, is a full-service provider of compact discs, cassettes, diskettes and related services to a variety of customers. ZOMI Corp. is the General Partner of the Partnership.

    The Partnership was established with initial capital contributions from its General Partner and limited partners. In 1995, the Partnership received additional capital contributions from certain existing and new limited partners. The Limited Partnership Agreement of Zomax Optical Media Limited Partnership (the Partnership Agreement) provides for the dissolution and termination of the Partnership at the earlier of December 31, 2015 or the occurrence of certain defined events.

    The Partnership is in the process of participating in a registration statement relating to the initial public offering of common stock of Zomax Optical Media, Inc. (the Offering). Zomax Optical Media, Inc. (Zomax) was formed on February 22, 1996. Zomax's initial capitalization took place on March 1, 1996. Simultaneous with the Offering, substantially all of the operating assets, liabilities and debt directly related to the Partnership will be transferred to Zomax in exchange for 2,800,000 shares of common stock of Zomax (see Note 9).

    These transactions will be accounted for at historical cost with no change in the book and tax bases of the assets contributed and liabilities assumed, except for the recognition of tax effects resulting from conversion from a partnership to a corporate form.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF ACCOUNTING

    The Partnership's financial statements are prepared on the accrual basis of accounting.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

    REVENUE RECOGNITION

    The Partnership records sales to its customers at the time merchandise is shipped. One unaffiliated customer accounted for 16% of sales in each of the years ended December 31, 1994 and December 31, 1995.

    The Partnership sells compact discs and cassettes to Metacom, Inc. (Metacom) (see Notes 4 and 8). In 1993, 1994 and 1995, 93%, 44% and 19% of the
Partnership's revenues, respectively, were from sales to Metacom.

    CASH EQUIVALENTS

    Cash equivalents consist of short-term investments with original maturities of three months or less and are recorded at cost, which approximates market value.

    INVENTORIES

    Inventories, consisting of material, labor and overhead, are stated at the lower of first-in, first-out cost or market.

                    ZOMAX OPTICAL MEDIA LIMITED PARTNERSHIP,
                        A MINNESOTA LIMITED PARTNERSHIP

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1994 AND 1995

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Inventories as of December 31 are as follows:

                                                                           1994        1995
                                                                        ----------  ----------
Raw materials.........................................................  $  407,058  $  663,707
Finished goods........................................................       4,652     109,272
Work in process.......................................................      --          14,219
                                                                        ----------  ----------
                                                                        $  411,710  $  787,198
                                                                        ----------  ----------
                                                                        ----------  ----------

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Repairs and maintenance are charged to expense as incurred, while significant betterments are capitalized. Depreciation is calculated using the straight-line method for financial reporting purposes over the following estimated useful lives:

Manufacturing equipment.......................................  7 years
Office equipment..............................................  5-7 years
Building improvements.........................................  Lease term

    Property and equipment consisted of the following at December 31:

                                                                        1994          1995
                                                                    ------------  ------------
Manufacturing equipment...........................................  $  3,176,126  $  5,360,874
Office equipment..................................................       --            129,174
Building improvements.............................................        63,501       111,262
                                                                    ------------  ------------
                                                                       3,239,627     5,601,310
Less -- Accumulated depreciation..................................      (398,782)     (938,904)
                                                                    ------------  ------------
Property and equipment, net.......................................  $  2,840,845  $  4,662,406
                                                                    ------------  ------------
                                                                    ------------  ------------

    RESTRICTED CASH

    Restricted cash represents amounts invested in certificates of deposit and Treasury bills held as collateral for notes payable (see Note 5). The rights to the certificates of deposit ($128,187) and Treasury bills ($263,219) have been assigned to the lender until December 1996 and June 1996, respectively.

    ORGANIZATION COSTS

    Organization costs are amortized over five years. At December 31, 1994 and 1995, accumulated amortization was $2,833 and $4,833, respectively.

    ACCRUED EXPENSES

    Accrued expenses consisted of the following at December 31:

                                                                           1994        1995
                                                                        ----------  ----------
Accrued royalties.....................................................  $  228,053  $  283,000
Accrued payroll, vacation and sick pay................................     185,427     300,731
Other.................................................................      12,316     135,334
                                                                        ----------  ----------
                                                                        $  425,796  $  719,065
                                                                        ----------  ----------
                                                                        ----------  ----------

    The Partnership accrues for all known potential royalties using estimated rates on all units manufactured. Currently, the Partnership has license agreements for certain CD manufacturing technology with two

                    ZOMAX OPTICAL MEDIA LIMITED PARTNERSHIP,
                        A MINNESOTA LIMITED PARTNERSHIP

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1994 AND 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) companies. In 1995, a third company approached the Partnership and claimed it owns rights to certain patented CD manufacturing technology. The Partnership is currently negotiating with this company. If the Partnership is unsuccessful in negotiating a license with this company and if the Partnership is found to have infringed on this company's patents, the Partnership may be required to pay damages. The Partnership believes that the resolution of this matter will not have a material effect on the Partnership's financial position or results of operations. Royalty payments for 1994 and 1995 totaled $137,000 and $333,000, respectively. No royalties were paid in 1993.

    INCOME TAXES

    A provision for income taxes is not included in the accompanying financial statements since the Partnership's earnings and losses are allocated to the partners for inclusion in their respective income tax returns.

    FINANCIAL INSTRUMENTS

    For most instruments, including cash and cash equivalents, receivables, restricted cash, accounts payable and accruals, and short-term debt, the Company has assumed that the carrying amounts approximate fair value because of their short-term nature.

    CONCENTRATIONS OF CREDIT RISK

    The Partnership markets and sells its multimedia products and services through its own sales force to a wide variety of customers, including recording studios and other producers for retail distribution, distributors, software developers, publishers, marketing groups and database suppliers.

    As of December 31, 1995, Metacom accounted for 17% of the Partnership's accounts receivable and two unaffiliated customers accounted for 15% and 10% of accounts receivable, respectively.

    DERIVATIVE FINANCIAL INSTRUMENTS

    As of December 31, 1994 and 1995, the Partnership held no derivative or other related investments.

    LONG-LIVED ASSETS

    During 1995, the Partnership adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Long-lived assets of the Partnership primarily consist of property and equipment. As required by SFAS No. 121, in the event that facts and circumstances indicate that the carrying amount of property and equipment may not be recoverable, an evaluation of recoverability would be performed. If an evaluation is required, the sum of estimated future undiscounted cash flows associated with property and equipment would be compared to the carrying amount to determine if a write-down to market value or the sum of discounted cash flows is required. The adoption of SFAS No. 121 had no impact on results of operations or financial position of the Partnership.

3.  PARTNERS' CAPITAL:
    The Partnership's losses are allocated among the partners on the basis of each partner's capital account immediately prior to such allocation. The Partnership's income is allocated among the partners, first to all partners in an amount equal to prior net losses previously allocated to each partner, then to the Limited Partners in the amount of preferential distributions, as defined ($100,000 for 1994 and $123,229 for 1995), and the remaining balance as follows:

Limited partners....................................................     55%
General Partner.....................................................     45%

                    ZOMAX OPTICAL MEDIA LIMITED PARTNERSHIP,
                        A MINNESOTA LIMITED PARTNERSHIP

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1994 AND 1995

3.  PARTNERS' CAPITAL: (CONTINUED)
    The preferential distributions were paid in February 1995 and March 1996. The General Partner, at its sole discretion, determines when and in what amounts distributions from the Partnership will be made. Distributions will be made first to the limited partners up to a preferential distribution amount, as defined. Any distributions in excess of the preferential distribution to the limited partners, as defined, are allocated in accordance with the above percentages. The Partnership also made distributions to its partners of $129,855 in excess of the preferential distributions in 1995. Metacom retained the earnings of the manufacturing operation described in Note 4 in 1993 and 1994.

    The above  is  summarized information  only  and is  not  intended to  be  a complete description of distributions and allocations. A more thorough description of distributions and allocations is provided in the Partnership Agreement.

4.  PURCHASE OF METACOM, INC. MANUFACTURING ASSETS:
    In January 1995, the Partnership acquired the entire manufacturing operation of Metacom. Certain assets of the manufacturing operation of Metacom were purchased by the Partnership and others were contributed to the Partnership in exchange for limited interests in the Partnership. The assets purchased include, among others, specified production, warehouse, transfer room and office equipment. The total purchase price for the specified production, warehouse and transfer room equipment was $492,085, payable with $300,000 cash, assumption of $42,085 in Metacom liabilities and a two-year promissory note for $150,000 bearing interest at 8.5% per annum and payable monthly. The total purchase price for the office equipment was $75,341 payable with $18,000 cash and a one-year promissory note for $57,341 bearing interest at 8.5% per annum and payable monthly. This note was paid in full and cancelled in 1995. The assets assigned to the Partnership in exchange for limited interests in the Partnership pursuant to an Assignment and Assumption Agreement dated January 1, 1995 include, among others, certain of Metacom's inventory, records, know-how and goodwill. In addition, Metacom has entered into the Manufacturing Agreement described below. In consideration for this contract and the assignment of the other assets of Metacom, the Partnership issued to Metacom 22.67 limited partnership units in the Partnership with a deemed value of $1,360,000, of which 5 units were redeemed for $300,000 in 1995.

    As a result of the common control of the Partnership and Metacom, the acquisition was accounted for essentially as a pooling of interests and, therefore, all prior period financial statements have been restated as if the transaction took place at the beginning of such periods. No value was assigned to the limited partnership units issued in the transaction. The difference of $62,810 between the cash and note payable consideration, the assumed liability and Metacom's historical net book value of the net assets of the manufacturing operation received has been treated as a distribution of partners' capital in the accompanying financial statements.

    The Manufacturing Agreement provides that Metacom must purchase its supply of compact discs and audio cassettes exclusively from the Partnership. For each of the three years, Metacom has agreed to purchase a minimum of 2 million audio cassettes and 1 million compact discs from the Partnership at the same price as Metacom could obtain such products and services from an unrelated third party.

                    ZOMAX OPTICAL MEDIA LIMITED PARTNERSHIP,
                        A MINNESOTA LIMITED PARTNERSHIP

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1994 AND 1995

5.  NOTES PAYABLE:
    At December 31, notes payable consisted of the following:

                                                                                            1994          1995
                                                                                        ------------  ------------
Installment promissory note, interest at 9.4%, principal and interest due in monthly installments through November 1999, collateralized by certain equipment and two
 certificates of deposit of $33,491 and $94,696, respectively.........................  $    --       $  1,249,999
Installment promissory note, interest at 10.5%, principal and interest due in monthly installments through June 1998, collateralized by certain equipment and a $263,219
 Treasury bill........................................................................     1,224,573       919,045
Installment promissory note, interest at 9.7%, principal and interest due in monthly
 installments through August 1998, collateralized by certain equipment................     1,064,198       810,118
Installment promissory note, interest at 8.8%, principal and interest due in monthly
 installments through October 1998, collateralized by certain equipment...............       --            531,838
Installment promissory note, interest at 9.7%, principal and interest due in monthly
 installments through February 1999, collateralized by certain equipment..............       175,853       139,846
Installment promissory notes to affiliated entity (see Note 4), interest at 8.5%,
 principal and interest due in monthly installments through December 1996.............       207,341        78,174
Installment promissory note, interest at 9.7%, principal and interest due in monthly
 installments through May 1998, collateralized by certain equipment...................       103,406        76,573
                                                                                        ------------  ------------
                                                                                           2,775,371     3,805,593
Less -- Current portion...............................................................      (622,448)   (1,216,375)
                                                                                        ------------  ------------
                                                                                        $  2,152,923  $  2,589,218
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    Future scheduled maturities of notes payable are as follows as of December 31, 1995:

                    1996................  $1,216,375
                    1997................   1,253,574
                    1998................     992,406
                    1999................     343,238
                                          ----------
                                          $3,805,593
                                          ----------
                                          ----------

6.  BANK CREDIT FACILITIES:
    On December 31, 1995, the Partnership entered into a revolving line-of-credit facility with a lender for up to $1,500,000, with all borrowings due on or before April 30, 1997. The interest rate is at prime (8.5% at December 31, 1995). Maximum borrowings are limited to an amount based on a formula using eligible accounts receivable and inventories ($1,500,000 as of December 31, 1995).

                    ZOMAX OPTICAL MEDIA LIMITED PARTNERSHIP,
                        A MINNESOTA LIMITED PARTNERSHIP

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1994 AND 1995

6.  BANK CREDIT FACILITIES: (CONTINUED)
    In addition, the Partnership entered into a capital expenditure term loan facility with the lender for up to $3,000,000. Borrowings under the capital expenditure term loan may be for either 48 months or 60 months and interest rates will vary based on the length of the term loan and the interest rate structure selected. The interest rate structure that can be selected by the Partnership varies from a variable rate of prime plus 1/4% or a fixed rate equal to the three-year U.S. Treasury rate plus 3%.

    At December 31, 1995, there were no borrowings under either the revolving line-of-credit facility or the capital expenditure term loan facility.

7.  COMMITMENTS AND CONTINGENCIES:
    The  Partnership is  committed under an  operating lease  with Metacom dated
January 1, 1995, for the rental of manufacturing, warehouse and office facilities. The lease term is for three years and provides for renewal options of three 3-year periods. In addition, the Partnership is obligated to pay a proportionate share of real estate taxes, insurance, utilities, repairs and maintenance, and common area costs. Based on current space rented, annual minimum rental payments are $182,736.

    In February 1996, the Partnership committed to the purchase of approximately $1,000,000 of manufacturing equipment to increase its production capacity and in March 1996, the Partnership made a $790,500 advance payment on this equipment. The Partnership plans to finance the equipment on a long-term basis through its capital expenditure term loan facility or another long-term lending source.

8.  RELATED-PARTY TRANSACTIONS:
    The holder of the majority interest in the General Partner (the Majority Holder) is also the sole shareholder of Metacom, which prior to 1995 provided personnel to the Partnership and for 1993 through 1995 provided certain administrative functions, including costs of occupancy, to the Partnership for a monthly fee. Charges for these services were as follows:

                                                            1993         1994         1995
                                                         ----------  ------------  ----------
Personnel..............................................  $  180,351  $  1,185,994  $   --
Administrative support.................................      --           216,394     139,670
Occupancy..............................................      --           151,062     380,780
                                                         ----------  ------------  ----------
                                                         $  180,351  $  1,553,450  $  520,450
                                                         ----------  ------------  ----------
                                                         ----------  ------------  ----------

    In addition, the Partnership reimbursed Metacom $6,235, $164,410 and $56,622 in 1993, 1994 and 1995, respectively, for certain expenditures for the Partnership.

    The Partnership also purchased $98,476 and $167,988 of inventory from Metacom in 1993 and 1994, respectively. The Partnership had sales to Metacom of $2,610,370, $4,303,477 and $2,524,301 in 1993, 1994 and 1995, respectively.
Management believes that charges for all such activities described above are at terms no less favorable than those for similar transactions with unaffiliated third parties. The Partnership has never paid any fees to its General Partner.

    Certain of the installment promissory notes have been guaranteed by the Majority Holder (see Note 5).

9.  PROPOSED INITIAL PUBLIC STOCK OFFERING:
    On December 28, 1995, the Partnership signed a letter of intent to file with the Securities and Exchange Commission a Form S-1 Registration Statement for an initial public stock offering of 4,200,000 shares of common stock (excluding the underwriter's overallotment option to purchase an additional 210,000 shares

                    ZOMAX OPTICAL MEDIA LIMITED PARTNERSHIP,
                        A MINNESOTA LIMITED PARTNERSHIP

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1994 AND 1995

9. PROPOSED INITIAL PUBLIC STOCK OFFERING: (CONTINUED) of common stock) in a new corporation to be formed. Existing interests in the Partnership will be exchanged for 2,800,000 shares of the common stock, with the remaining 1,400,000 shares to be sold to the underwriter. The proceeds from the Offering will be used to purchase mastering equipment, additional compact disc manufacturing and packaging equipment, and for working capital. In connection with the Offering, the underwriter will be granted warrants to purchase 10% of the shares sold in the Offering, exercisable for a period of five years, commencing one year from the Offering date, at an exercise price equal to 120% of the public offering price. There can be no assurance that the Offering described above will be completed, or completed under the described terms.

                              [Photograph of the
                               Company headquarters]

                                ZOMAX HEADQUARTERS



       [Photograph of                               [Photograph of
        CD metalizing                                customer service
        process]                                     representative on
                                                     the telephone]

       CD METALIZING PROCESS                        PERSONALIZED CUSTOMER
                                                           SERVICE


                                                     [Photograph of
                                                      warehouse and
                                                      distribution center]

                                                  WAREHOUSE AND DISTRIBUTION
                                                           CENTER

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

NO  DEALER,  SALESPERSON  OR  ANY  OTHER  PERSON  HAS  BEEN  AUTHORIZED  TO GIVE
INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE AFFAIRS OF THE COMPANY SINCE THAT DATE HEREOF OR THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                     -----
Prospectus Summary..............................           3
Risk Factors....................................           6
Use of Proceeds.................................          10
Dividend Policy.................................          10
Dilution........................................          11
Capitalization..................................          12
Unaudited Pro Forma Financial Statements........          13
Selected Financial Data.........................          18
Management's Discussion and Analysis
 of Financial Condition and
 Results of Operations..........................          19
Business........................................          22
Management......................................          29
Certain Transactions............................          32
Principal Shareholders..........................          33
Description of Securities.......................          34
Shares Eligible for Future Sale.................          35
Underwriting....................................          36
Legal Matters...................................          37
Experts.........................................          37
Available Information...........................          37
Index to Financial Statements...................         F-1

                            ------------------------

UNTIL          , 1996 (25 DAYS AFTER  THE DATE OF THIS PROSPECTUS), ALL  DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,400,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------

                                   PROSPECTUS

                               ------------------

                                     [LOGO]

                                         , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                            [Additional cover page]

                    SUBJECT TO COMPLETION, DATED MAY 7, 1996


PROSPECTUS

                        3,900,000 SHARES OF COMMON STOCK

                                     [LOGO]

    This Prospectus relates to the issuance to the partners of Zomax Optical Media Limited Partnership, a Minnesota limited partnership (the "Partnership"), of an aggregate of 2,800,000 shares of Common Stock of Zomax Optical Media, Inc. ("Zomax" or the "Company") pursuant to the acquisition by the Company of all of the assets and assumption of all of the liabilities of the Partnership and the subsequent termination, dissolution and liquidation of the Partnership (the "Reorganization"). This prospectus also relates to the issuance by the Company of up to 1,100,000 shares of its Common Stock to the shareholders of the Partnership's General Partner, ZOMI Corp. (the "General Partner"), in exchange for the shareholders' shares of the General Partner's common stock. The number of shares of the Company's Common Stock issued to the General Partner pursuant to the liquidation of the Partnership will be equal to the number of shares of the Company's Common Stock issued to the shareholders of the General Partner and will be immediately cancelled as part of the merger into the Company of the General Partner, which following the Reorganization will be a wholly-owned subsidiary of the Company.

    The shares of Common Stock offered hereby are being issued directly by the Company without the services of an underwriter or dealer. No commissions or other form of remuneration will be paid to anyone in connection with the issuance of the shares of Common Stock offered hereby. The expenses of the registration of the shares offered hereby, including legal and accounting fees, will be paid by the Company.

    The shares of Common Stock offered hereby have been registered with the Securities and Exchange Commission concurrent with the registration by the Company of 1,400,000 shares of Common Stock to be sold to the public by the Company as set forth in the attached Prospectus. Pursuant to the terms of the Reorganization, the partners and the shareholders of the General Partner will be prohibited, for a period of 180 days after the date of this Prospectus, from offering, selling or otherwise disposing of any of the shares they receive as part of the Reorganization in the open market or otherwise, without the prior written consent of R. J. Steichen & Company.

    Prior to the Offering described in the attached Prospectus, there has been no public market for the Company's Common Stock and no assurance can be given that one will develop. The Company's Common Stock has been approved for designation as a Nasdaq National Market security under the symbol "ZOMX" pending completion of the Offering to the public described in the attached Prospectus.
                            ------------------------

               THIS PROSPECTUS MAY NOT BE USED BY ANY PERSON FOR
                   RESALES OF THE COMMON STOCK OFFERED HEREBY
                            ------------------------

     THE COMMON STOCK OFFERED BY THIS PROSPECTUS IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 6 AND
                                  "DILUTION."
                            ------------------------

     THESE SECURITIES  HAVE  NOT  BEEN  APPROVED  OR  DISAPPROVED  BY  THE
      SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES
       COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR  ANY
        STATE  SECURITIES  COMMISSION  PASSED  UPON  THE  ACCURACY OR
           ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO  THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is         , 1996

                      [Additional pages to be inserted in
                the Reorganization Prospectus for the partners]

                               THE REORGANIZATION

    Simultaneously with the closing of the Offering to the public of 1,400,000 Shares of Common Stock, the Company will issue to the Partnership an aggregate of 2,800,000 shares of Common Stock of the Company in exchange for the assets and liabilities of the Partnership (the "Reorganization"), allowing the Company to acquire and continue the business of the Partnership. As part of the Reorganization, the Partnership will terminate, liquidate and dissolve and distribute the 2,800,000 shares to its partners pursuant to the terms of the Amended Partnership Agreement. The Reorganization also involves the issuance by the Company of up to 1,100,000 shares of its Common Stock to the shareholders of the Partnership's general partner, ZOMI Corp. (the "General Partner"), in exchange for the shareholders' shares of the General Partner's common stock. The number of shares of the Company's Common Stock issued to the General Partner pursuant to the liquidation of the Partnership will be equal to the number of shares of the Company's Common Stock issued to the shareholders of the General Partner and will be immediately cancelled as part of the merger into the Company of the General Partner, which will be a wholly-owned subsidiary of the Company as a result of the transfer of all of the outstanding shares of the General Partner by its shareholders to the Company. Pursuant to the terms of the Reorganization, the partners and the shareholders of the General Partner will be prohibited, for a period of 180 days after the date of this Prospectus, from offering, selling or otherwise disposing of any of the shares they receive as part of the Reorganization in the open market or otherwise, without the prior written consent of R. J. Steichen & Company.

    A meeting of the partners of the Partnership is scheduled to be held Friday, April 26, 1996 at the Partnership's offices at 9:00 a.m. (Central time). At the meeting, the partners will be asked to approve the Reorganization, subject to completion of the offering to the public of 1,400,000 shares of Common Stock, as well as the termination, dissolution and liquidation of the Partnership. All partners are encouraged to attend, however, if partners are unable to attend they are encouraged to complete and return the proxy card which will be provided to the partners. The Reorganization and any other matters properly brought before the partners will be voted on at that meeting. Approval of at least a majority in interest of the limited partners is required to approve the Reorganization. Partners have no dissenter's rights in the Reorganization, and therefore cannot elect to receive cash in lieu of shares of the Company's Common Stock. Any partner may review, during reasonable business hours, the records of the Partnership, including a list of the limited partners, as long as the request for review is for proper purposes related to the Partnership's business.

BACKGROUND

    The Partnership began operations in August 1993. During 1993, the Partnership raised $800,000 through a private placement of its 1993 Regular Limited Interests, and $273,000 through a private placement of its Special Limited Partner Interests. In 1995, the Partnership issued $1,360,000 of Metacom Limited Partner Interests in connection with the Partnership's acquisition of Metacom's cassette manufacturing operations. The Partnership has since redeemed $300,000 of these Metacom Limited Partner Interests. Also in 1995, the Partnership raised $1,545,750 through a private placement of its 1995 Regular Limited Interests. All of these funds have been invested in the operations of the Partnership. See "Certain Transactions" and "Financial Statements."

    The General Partner, a corporation owned by Messrs. Levin and Anderson, determined it was in the best interests of the business and the partners if the Partnership were reorganized as a public corporation. No acquisition, merger or similar offers from unaffiliated third parties were received by the Partnership. The General Partner recommends approval of the Reorganization and believes that the Reorganization is fair to the partners.

ALLOCATION IN LIQUIDATION

    The value of each share to be issued by the Company to the Partnership and to the shareholders of the General Partner in the Reorganization shall be deemed to be the same as the value of each share being offered to the public. After the exchange, the Partnership will liquidate and distribute the 2,800,000 shares to

                      [Additional pages to be inserted in
                the Reorganization Prospectus for the partners] its partners on the basis of their capital accounts as computed pursuant to the Amended Partnership Agreement. Assuming an initial public offering price of $6.75 per share, partners would receive the following allocation of shares in the liquidation that would follow the Reorganization:

                                                                                 TOTAL NUMBER
PARTNER CLASS                                                                      OF SHARES
- -------------------------------------------------------------------------------  -------------
General Partner*...............................................................     1,084,327
Special Limited Partners.......................................................       459,545
1993 Regular Limited Partners (18,260 shares for each $25,000 contributed).....       584,333
1995 Regular Limited Partners (15,534 shares for each $62,500 contributed).....       384,485
Metacom Limited Partner........................................................       287,311

- ------------------------
* The shares of Common Stock issued to the General Partner will subsequently be cancelled as part of the subsidiary merger of the General Partner into the Company.

RISKS RELATED TO THE REORGANIZATION

    In addition to the risks related to the business of the Company set forth above and the other information in this Prospectus, the following factors should be considered carefully by partners of the Partnership in connection with the Reorganization.

    ELIMINATION OF CASH DISTRIBUTIONS. To date, the Partnership has made cash distributions to its partners aggregating approximately $350,000. Cash distributions aggregating approximately $660,000 for earnings through December 31, 1995 and an additional $345,000 for earnings from January 1, 1996 through March 31, 1996 will have been made to the partners prior to the consummation of the Reorganization. After the Reorganization, the Partnership will be dissolved and the partners of the Partnership will receive shares of the Company's Common Stock. The Company has not paid, and does not anticipate paying in the foreseeable future, any cash dividends on its Common Stock. See "Dividend Policy."

    LACK  OF  ARM'S  LENGTH  NEGOTIATIONS  TO  DETERMINE  VALUE  OF  PARTNERSHIP
ASSETS. The value of the Partnership assets transferred to the Company in exchange for shares of the Company's Common Stock was determined by the Company and the General Partner, each of which are under the common control of Messrs. Levin and Anderson. Neither an independent appraisal nor a fairness opinion was obtained in connection with the Reorganization. Although the valuation was made in good faith and in a manner deemed fair to the partners as well as other potential investors in the Company, no assurance can be given that the valuation would be comparable to an independent valuation of such assets or the value obtained in a sale of the assets to a non-affiliated third party.

    POTENTIAL BENEFITS OF ALTERNATIVES TO THE REORGANIZATION. Instead of the Reorganization, the Partnership could continue to operate as a limited partnership or seek to liquidate its assets and distribute the cash liquidation proceeds in accordance with its Partnership Agreement. In the case of a liquidation, the partners would be able to reinvest the liquidation proceeds as they desire and avoid market and other risks associated with the ownership of Zomax Common Stock to be received in the Reorganization. The General Partner rejected the alternatives of continuation and liquidation based on its analysis of the comparative results and values of each alternative and made the determination that the Reorganization was the appropriate choice to make. The General Partner believes that if the Partnership liquidated it would not recognize the long-term potential of the business. Further, the General Partner believes that the business needs retained earnings and additional sources of financing to expand, both of which objectives can be better met through corporate entity rather than continuing as a partnership. There can be no assurance that such analysis will prove to be correct. Partners have no dissenter's rights in the Reorganization, and therefore cannot elect to receive cash in lieu of shares of the Company's Common Stock.

                      [Additional pages to be inserted in
                the Reorganization Prospectus for the partners]

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following general description of the federal income tax consequences of the Reorganization does not take into account the facts and circumstances of any particular partner of the Partnership or shareholders of the General Partner. Each such partner or shareholder should consult his or her advisor about the specific tax consequences to him or her of the proposed transactions, including the application and effect of state, local, foreign and other tax laws. The Company has not sought a ruling from the Internal Revenue Service with respect to the income tax consequences of the Reorganization and related transactions, and there can be no assurance that the Internal Revenue Service will not take a different view of the transaction.

    The General Partner believes that the federal income tax consequences of the proposed Reorganization will be:

        (a) The Reorganization will be treated as a tax-free exchange pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, as to the Company and the shareholders of the General Partner, the Reorganization will be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Code.

        (b) The merger of the General Partner into the Company subsequent to the Reorganization, and the cancellation of the Common Stock of the Company held by the General Partner pursuant to such merger, will be treated as tax-free liquidation of the General Partner pursuant to the provisions of Section 332 of the Code.

        (c) Under Section 351 of the Code, no gain or loss will be recognized by the Partnership upon its receipt of Common Stock of the Company in exchange for the assets of the Partnership. Upon the subsequent liquidation of the Partnership, under Section 731 of the Code, no gain or loss will be recognized by the partners of the Partnership upon their receipt of Common Stock of the Company in exchange for the surrender and termination of their Partnership interests.

        (d) No gain or loss will be recognized by the shareholders of the General Partner upon their receipt of Common Stock of the Company in exchange for their Common Stock of the General Partner, in accordance with
    Section 354 of the Code.

        (e) Under Section 358 of the Code, the aggregate basis of the Common Stock of the Company to be received by the Partnership pursuant to the Reorganization will be the same as the aggregate basis of the Partnership's assets transferred to the Company in exchange therefor, decreased by any liabilities transferred from the Partnership to the Company. Upon the subsequent liquidation of the Partnership, under Section 732 of the Code, the aggregate basis of the Common Stock of the Company to be received by a partner of the Partnership will be the same as the aggregate basis of such partner's Partnership interest surrendered in exchange therefor. For purposes of determining a partner's basis in his or her Partnership interest, under Sections 358, 732 and 752 of the Code, the assumption by the Company of any liabilities of the Partnership pursuant to the Reorganization will be treated as the payment of money to the Partnership, which will reduce a partner's share of Partnership liabilities and result in a corresponding reduction in the basis of such partner's Partnership interest only if and to the extent that any portion of such partner's basis is attributable to the liabilities of the Partnership being assumed by the Company.

        (f) The aggregate basis of the Common Stock of the Company to be received by a shareholder of the General Partner pursuant to the Reorganization will be the same as the aggregate basis of such shareholder's Common Stock of the General Partner surrendered in exchange therefor, in accordance with Section 358 of the Code.

        (g) Under Section 1223 of the Code, the holding period of the Common Stock of the Company to be received by the Partnership pursuant to the Reorganization will include the Partnership's holding period in the capital assets and certain assets used in the Partnership's trade or business that are transferred to the Company; to the extent that the Partnership receives Common Stock of the Company in exchange for any other assets transferred to the Company, the Partnership's holding period with

                      [Additional pages to be inserted in
                the Reorganization Prospectus for the partners]
    respect to such Common Stock shall begin on the day following its transfer of assets to the Company pursuant to the Reorganization. Under Section 1223 of the Code, the holding period of the Common Stock of the Company to be received by a limited partner of the Partnership pursuant to the liquidation of the Partnership will include the holding period of such partner's Partnership interest surrendered in exchange therefor, provided that the Partnership interest was held as a capital asset on the date of the exchange.

        (h) Under Section 1223 of the Code, the holding period of the Common Stock of the Company to be received by a shareholder of the General Partner pursuant to the Reorganization will include the holding period of such shareholder's Common Stock of the General Partner surrendered in exchange therefor, provided that such shareholder's Common Stock of the General Partner was held as a capital asset on the date of the exchange.

    THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS, ALL OF WHICH ARE SUBJECT TO CHANGE. ANY SUCH CHANGE, WHICH MAY OR MAY NOT BE RETROACTIVE, COULD ALTER THE TAX CONSEQUENCES TO THE PARTNERS OF THE PARTNERSHIP OR THE SHAREHOLDERS OF THE GENERAL PARTNER DESCRIBED ABOVE. THE FOREGOING DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES, IF ANY, OF THE REORGANIZATION UNDER APPLICABLE STATE, LOCAL, FOREIGN AND OTHER TAX LAWS. PARTNERS OF THE PARTNERSHIP AND SHAREHOLDERS OF THE GENERAL PARTNER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REORGANIZATION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE POSSIBLE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                          [Additional back cover page]

NO  DEALER,  SALESPERSON  OR  ANY  OTHER  PERSON  HAS  BEEN  AUTHORIZED  TO GIVE
INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE AFFAIRS OF THE COMPANY SINCE THAT DATE HEREOF OR THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                     -----
Prospectus Summary..............................           3
Risk Factors....................................           6
Use of Proceeds.................................          10
Dividend Policy.................................          10
Dilution........................................          11
Capitalization..................................          12
Unaudited Pro Forma Financial Statements........          13
Selected Financial Data.........................          18
Management's Discussion and Analysis
 of Financial Condition and
 Results of Operations..........................          19
Business........................................          22
Management......................................          29
Certain Transactions............................          32
Principal Shareholders..........................          33
Description of Securities.......................          34
Shares Eligible for Future Sale.................          35
Underwriting....................................          36
Legal Matters...................................          37
Experts.........................................          37
Available Information...........................          37
Index to Financial Statements...................         F-1
The Reorganization..............................         S-1

                            ------------------------

UNTIL          , 1996 (25 DAYS AFTER  THE DATE OF THIS PROSPECTUS), ALL  DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,900,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------

                                   PROSPECTUS

                               ------------------

                                         , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following expenses will be paid by the Company in connection with the distribution of the securities registered hereby and do not include the underwriting discount to be paid to the Underwriters. All of such expenses, except for the SEC registration fee, NASD fee and Nasdaq listing fee, are estimated.

SEC Registration Fee......................................  $  13,300
NASD Fee..................................................      4,357
Nasdaq National Market Listing Fee........................     29,000
Legal Fees................................................    115,000
Representative's Nonaccountable Expenses..................    189,000
Accountants' Fees and Expenses............................     40,000
Printing Expenses.........................................     40,000
Blue Sky Fees and Expenses................................      5,000
Miscellaneous.............................................     24,343
                                                            ---------
    Total.................................................  $ 460,000
                                                            ---------
                                                            ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 302A.521, subd. 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court.

    Provisions regarding indemnification of officers and directors of the Company are contained in Article 7 of the Company's Articles of Incorporation, as amended (Exhibit 3.1 to this Registration Statement).

    Under Section 8 of the Underwriting Agreement, filed as Exhibit 1.1 hereto, the Underwriters agree to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    The Company has sold one share of its Common Stock, for $7.00, to James T. Anderson, the President and Chief Executive Officer and a director of the Company. The Company has agreed to redeem this share for $7.00 upon completion of this Offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


                                                                                             EXHIBIT
DESCRIPTION                                                                                  NUMBER
- -----------------------------------------------------------------------------------------  -----------
Form of Underwriting Agreement, including form of Representative's Warrant...............        1.1
Form of Stock Purchase Agreement.........................................................        2.1
Articles of Incorporation................................................................        3.1
Bylaws...................................................................................        3.2
Form of Stock Certificate................................................................        4.1
Articles of Incorporation (filed as Exhibit 3.1).........................................        4.2
Bylaws (filed as Exhibit 3.2)............................................................        4.3
Form of Representative's Warrant (filed as part of Exhibit 1.1)..........................        4.4
Opinion and Consent of Fredrikson & Byron, P.A...........................................        5.1
1996 Stock Option Plan and Forms of Incentive Stock Options and Non-qualified Option
 Agreements..............................................................................       10.1
Employee Stock Purchase Plan.............................................................       10.2
Manufacturing Agreement between the Company and Metacom, Inc. dated January 1, 1995......       10.3
Services Agreement between the Company and Metacom, Inc. dated January 1, 1995...........       10.4
Lease between the Company and Metacom, Inc. dated January 1, 1995........................       10.5
Employment Agreement with James T. Anderson dated March 11, 1996.........................       10.6
License Agreement with U.S. Philips Corporation effective January 1, 1996................       10.7
License Agreement with DVA dated January 1, 1994.........................................       10.8
Loan and Security Agreement with Phoenixcor, Inc. dated May 24, 1993.....................       10.9
Loan and Security Agreement with Phoenixcor, Inc. dated July 22, 1993....................       10.10
Loan and Security Agreement with Phoenixcor, Inc. dated February 10, 1994................       10.11
Loan and Security Agreement with Phoenixcor, Inc. dated July 5, 1994.....................       10.12
Promissory Note issued by Registrant to Norwest Equipment Finance, Inc. dated May 22,
 1995 and related documents..............................................................       10.13
Revolving Credit and Term Loan Agreement between Marquette Capital Bank and the
 Registrant dated December 31, 1995......................................................       10.14
Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)............................       23.1
Consent of Arthur Andersen LLP, independent public accountants...........................       23.2
Power of Attorney (included on signature page of the Registration Statement).............       24


ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    The undersigned Registrant further undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) It will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 6, 1996.


                                          ZOMAX OPTICAL MEDIA, INC.

                                          By        /s/ JAMES T. ANDERSON
                                             -----------------------------------
                                          James T. Anderson, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                    SIGNATURES                                   TITLE                     DATE
- --------------------------------------------------    ----------------------------    --------------

                                   *
   -------------------------------------------        Chairman of the Board
                 Phillip T. Levin

                    /s/ JAMES T. ANDERSON             President, Chief Executive
   -------------------------------------------         Officer and Director           May 6, 1996
                James T. Anderson

                     /s/ STEPHAN P. JONES             Chief Financial Officer
   -------------------------------------------         (principal financial and       May 6, 1996
                 Stephan P. Jones                      accounting officer)

         *          /s/ JAMES T. ANDERSON
   -------------------------------------------
                James T. Anderson,
               As Attorney-In-Fact
                Dated: May 6, 1996

                           ZOMAX OPTICAL MEDIA, INC.

                           EXHIBIT INDEX TO FORM S-1


EXHIBIT                                                                    PAGE
NUMBER      DESCRIPTION                                                   NUMBER
- ------      ------------------------------------------------------------  ------
 1.1        Form of Underwriting Agreement, including form of
             Representative's Warrant*
 2.1        Form of Stock Purchase Agreement*
 3.1        Articles of Incorporation*
 3.2        Bylaws*
 4.1        Form of Stock Certificate*
 4.2        Articles of Incorporation (filed as Exhibit 3.1)
 4.3        Bylaws (filed as Exhibit 3.2)
 4.4        Form of Representative's Warrant (filed as part of Exhibit
             1.1)
 5.1        Opinion and Consent of Fredrikson & Byron, P.A.*
 10.1       1996 Stock Option Plan and forms of Incentive Stock Option and Non-qualified Option Agreements*
 10.2       Employee Stock Purchase Plan*
 10.3       Manufacturing Agreement between the Registrant and Metacom,
             Inc. dated January 1, 1995*
 10.4       Services Agreement between the Registrant and Metacom, Inc.
             dated January 1, 1995*
 10.5       Lease between the Registrant and Metacom, Inc. dated January
             1, 1995*
 10.6       Employment Agreement with James T. Anderson dated March 1,
             1996*
 10.7       License Agreement with U.S. Philips Corporation effective
             January 1, 1996*
 10.8       License Agreement with Discovision Associates dated January
             1, 1994*
 10.9       Loan and Security Agreement with Phoenixcor, Inc. dated May
             24, 1993*
 10.10      Loan and Security Agreement with Phoenixcor, Inc. dated July
             22, 1993*
 10.11      Loan and Security Agreement with Phoenixcor, Inc. dated
             February 10, 1994*
 10.12      Loan and Security Agreement with Phoenixcor, Inc. dated July
             5, 1995*
 10.13      Promissory Note issued by Registrant to Norwest Equipment
             Finance, Inc. dated May 22, 1995 and related documents*
 10.14      Revolving Credit and Term Loan Agreement between Marquette
             Capital Bank and the Registrant dated December 31, 1995*
 23.1       Consent of Fredrikson & Byron, P.A. (included in Exhibit
             5.1)
 23.2       Consent of Arthur Andersen LLP, independent public
             accountants................................................
 24         Power of Attorney (included on signature page of the
             Registration Statement)


*   Previously filed.